Registration No. 333 -

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

AmpliTech Group, Inc.
(Exact name of registrant as specified in its charter)

Nevada	3669	27-4566352
(State or other Jurisdiction of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

35 Carlough Rd. #3
Bohemia, NY 11716
631-521-7831
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Fawad Maqbool
35 Carlough Rd. #3
Bohemia, NY 11716
631-521-7831
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Gregg E. Jaclin, Esq.
Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, New Jersey 07726
Tel No.: (732) 409-1212
Fax No.: (732) 577-1188

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Aggregate Offering Price per share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share	4,293,638		$0.25	(2)	$1,073,410	$123.0

Common Stock, $0.001 par value per share, underlying the convertible note,	2,125,000	(3)	$0.25	(4)	$531,250	$60.9

Total	6,418,638				$1,586,660	$183.9

(1) In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of additional common stock that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 (o), based on the last private sales price for common stock of the Registrant as there is currently no public market price for the Registrant’s common stock. The last private sales price here is determined by the effective price per share of common stock sold in a private placement completed on July 20, 2012.

(3)  Represents common stock issuable upon conversion of convertible notes that have been issued to the selling shareholders named in this registration statement.

(4) Calculated in accordance with Rule 457(g) based upon the offering price of securities of the same class included in this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject to completion, dated August 13, 2012

6,418,638 Shares of Common Stock

AmpliTech Group, Inc.

This prospectus relates to the resale by the selling shareholders named in this prospectus of up to 6,418,638 shares of common stock, par value $0.001 per share.

The selling shareholders may offer all or part of their common stock for resale from time to time, and will sell at a price of $0.25 per share until the shares are quoted in the Over the Counter Bulletin Board (the “OTCBB”) or another specified market and after that the selling shareholders will sell at prevailing market prices or privately negotiated prices.  There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (“FINRA”), nor can there be any assurance that such an application for quotation will be approved.  In the absence of a trading market or an active trading market, investors may be unable to liquidate their investment or make any profit from the investment. We will not receive any of the proceeds from the sale of the common stock by the selling shareholders, but we will receive funds from the exercise of the warrants if and when those warrants are exercised on a cash exercise basis. We are paying all of the registration expenses incurred in connection with the registration of the common stock, but we will not pay any of the selling commissions, brokerage fees and related expenses. No liquid public market currently exists for our common stock and there can be no assurance that an active trading market will develop, or if an active market does develop, that it will continue.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, may elect to comply with certain reduced public company reporting requirements for future filings. Please refer to discussions under “Prospectus Summary” on page 1 and “Risk Factors” on page 3 of how and when we may lose emerging growth company status and the various exemptions that are available to us.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 to read about factors you should consider before investing in our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMITTEE NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is:  _____________, 2012

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock.  You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto contained elsewhere in this prospectus, before making an investment decision.

Except as otherwise indicated by the context, references in this report to “we,” “us,” “our,” “our Company,” or “the Company” are to the combined business of AmpliTech Group, Inc. and its consolidated subsidiaries, AmpliTech, Inc..

In addition, unless the context otherwise requires and for the purposes of this report only

“Closing Date” refers August 13, 2012;
“Exchange Act” refers to the Securities Exchange Act of 1934, as amended;

“SEC” refers to the United States Securities and Exchange Commission;
“Securities Act” refers to the Securities Act of 1933, as amended;

Business Overview

We function as a designer, manufacturer and distributor of cryogenic microwave amplifiers, RF designs and applications for Wireless Networks and the future of Wireless Communication.

Recent Development

Acquisition of Amplitech, Inc.

On the Closing Date, we completed the Securities Exchange whereby we acquired all of the issued and outstanding membership interests of Amplitech in exchange for 16,675,000 shares of our common stock which shares constituted approximately 94% of our issued and outstanding shares of common stock as of and immediately after the consummation of the Securities Exchange.

As a result of the Securities Exchange, Amplitech became our wholly owned subsidiary and Fawad Maqbool became our principal stockholders. The Securities Exchange was treated as a recapitalization effected through a securities exchange, with Amplitech as the accounting acquirer and the Company the accounting acquiree.  Unless the context suggests otherwise, when we refer in this prospectus to business and financial information for periods prior to the consummation of the Securities Exchange, we are referring to the business and financial information of Amplitech.

In connection with the Securities Exchange, Scott R. Chichester resigned as members of our Board of Directors and as officers of the Company, effective upon the closing of the Securities Exchange.  Also effective upon closing of the Securities Exchange, Fawad Maqbool was appointed as the Chairman of the Board of Directors to fill the vacancies on our Board of Directors created by the resignation of Chichester.  In addition, our Board of Directors appointed Mr. Maqbool as our President, Chief Executive Officer, and Secretary, Louisa Sanfratello as our Chief Financial Officer, all effective upon the closing of the Securities Exchange.

As a result of our acquisition of Amplitech, Amplitech became our wholly owned subsidiary and we have assumed the business and operations of Amplitech.  On July 31, 2012, in anticipation of the closing of the Securities Exchange, we filed with the Secretary of the State of Nevada a Certificate of Amendment to our Articles of Incorporation to change our name from Bayview Acquisition Corp to AmpliTech Group, Inc., to more accurately reflect our new business operations.

On the Closing Date, we assumed all the obligations and rights under a number of convertible notes in an aggregate principal amount of $212,500 that were issued by our wholly owned subsidiary AmpliTech, Inc. We cancelled the Original Notes and issued new convertible notes to the original note holders (the “Convertible Notes”). The Convertible Notes has a six-month term and compounds annually and accrues at 8% per annum from the issue date through the maturity date.  The holders are entitled to convert any portion of the outstanding and unpaid amount into our common stock at conversion price of $0.10 per share, subject to adjustments upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate changes.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we are an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding advisory “say-on-pay” votes on executive compensation and shareholder advisory votes on golden parachute compensation.

Under the JOBS Act, we will remain an “emerging growth company” until the earliest of:

•	the last day of the fiscal year during which we have total annual gross revenues of $1 billion or more;
•	the last day of the fiscal year following the fifth anniversary of the completion of this offering;
•	the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; and
•
the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, or the Exchange Act. We will qualify as a large accelerated filer as of the first day of the first fiscal year after we have (i) more than $700 million in outstanding common equity held by our non-affiliates and (ii) been public for at least 12 months. The value of our outstanding common equity will be measured each year on the last day of our second fiscal quarter.

The Section 107 of the JOBS Act provides that we may elect to utilize the extended transition period for complying with new or revised accounting standards and such election is irrevocable if made. As such, we have made the election to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. Please refer to a discussion on page 9 under “Risk Factors” of the effect on our financial statements of such election.

Risk Factors

Our ability to successfully operate our business and achieve our goals and strategies is subject to numerous risks as discussed more fully in the section titled “Risk Factors,” beginning on page 3.

Any of the risks could materially and adversely affect our business, financial position and results of operations. An investment in our securities involves risks. You should read and consider the information set forth in “Risk Factors” and all other information set forth in this prospectus before investing in our securities.

Where You Can Find Us

Our principal executive office is located at 35 Carlough Rd. #3, Bohemia, NY 11716. Our telephone number at our executive office is +631-521-7831 .

The Offering

Common stock offered by selling security holders	6,418,638 shares of common stock

Common stock outstanding before the offering	17,875,000 shares of common stock

Common stock outstanding after the offering (assuming full conversion of the Convertible Note)	20,000,000 shares of common stock

Use of Proceeds	We are not selling any common stock covered by this prospectus, and, as a result, will not receive any proceeds from this offering.

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of the risks you should carefully consider before deciding to invest in our common stock

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the risks and uncertainties described below, which we believe are the material risks of our business and this offering. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition, operating results or growth prospects could be harmed by any of these risks. In that event, the trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing these risks, you should also refer to all of the other information contained in this prospectus, including our financial statements and related notes.

Risks Related to Our Business and Industry

We have had a history of losses, and we may incur additional losses in the future.

We have incurred losses in various years through 2010, and we may continue to incur additional losses in the future. We incurred a net loss of $92,924 in 2010. Although we made profit of $15,458 in 2011 and $15,459 for the three months ended March 31, 2012, we cannot guarantee that we will maintain profitable in the future. Our ability to sustain profitability is based on numerous factors, many of which are out of our control, including the continued market acceptance of our current and new products, our market share and margins. We may not be able to continue to generate sufficient revenue or sell a sufficient volume of products to sustain profitability.

Our market is very competitive. If we fail to compete successfully, our business and operating results will suffer.

We face significant competition in the amplifier industry from both established and emerging players. Some of our competitors have longer operating histories and significantly greater financial, research and development, marketing and other resources than us. As a result, some of these competitors are able to devote greater resources to the development, promotion, sale and support of their products. These competitors may also have the ability to provide discounted pricing on their products to gain market share. In addition, consolidation in the amplifier industry could intensify the competitive pressures that we face. Many of our existing and potential competitors may be better positioned than we are to acquire other companies, technologies or products.

Some of our customers have policies for maintaining diverse supplier bases. Many of these customers desire to enhance competition and maintain multiple providers of amplifier products and thus do not have an interest in purchasing exclusively from one supplier or promoting a particular brand. Our ability to increase order sizes from these customers and maintain or increase our market share is constrained by these policies. In addition, any decline in quality or availability of our products or any increase in the number of suppliers that such a customer uses may decrease demand for our products and adversely affect our operating results, business and prospects.

Our ability to compete successfully depends on numerous factors, including our ability to:

•	maintain and increase our market shares and the strength of our brand in amplifiers;

•	maintain and expand our relationships with channel partners;

•	secure products in large volume in a cost-effective and timely manner from our suppliers;

•	develop innovative, differentiated, high-performance products relative to our competitors’ solutions; and

•	protect our intellectual property.

We cannot assure you that our solutions will compete favorably or that we will be successful in the face of increasing competition from new products and enhancements introduced by our existing competitors or new companies entering our market. In addition, we cannot assure you that our competitors do not have or will not develop processes or product designs that currently or in the future will enable them to produce competitive products at lower costs than ours. Any failure to compete successfully would materially adversely affect our business, prospects, operating results and financial condition.

Changes in our product mix could cause our overall gross margin to decline, which may adversely affect our operating results and financial condition.

Our gross margin is dependent on product mix. A shift in sales mix away from our higher margin products could adversely affect our gross margins, and there can be no assurance that we will be able to maintain our historical gross margins. A majority of our revenue is generated by sales of our Low Noise Amplifiers (“LNAs”), which has lower gross margins than our Medium Power Amplifiers (“MPAs”). If revenue from LNAs continues to grow relative to our other products and services, our company-wide gross margin may decline. Additionally, increased competition and the existence of product alternatives, weaker than expected demand and other factors may lead to further price erosion, lower revenue and lower margins for us in the future, adversely affecting our operating results and financial condition.

If we are unsuccessful developing and introducing new products and enhancements, our operating results and competitive position will be harmed.

To keep pace with technological developments, satisfy increasingly sophisticated end-user requirements and achieve market acceptance, we plan to introduce new MMICs for wireless infrastructure. We plan to commit significant resources to developing new products, improving performance and reliability and reducing costs. In the future, we may not succeed in developing the underlying technologies or processes necessary to create new or enhanced products or in licensing or otherwise acquiring these technologies from third parties. We may also fail to anticipate or meet market requirements for new features and functionality. We may be unable to develop commercially viable products using new or enhanced technologies. The success of a new or enhanced product depends on accurate forecasts of long-term market demand and future technological developments, as well as on a variety of specific implementation factors, including:

•	timely and efficient completion of product design;

•	timely and efficient implementation of manufacturing, assembly and testing procedures;

•	product performance;

•	product certification;

•	the quality and reliability of the product; and

•	effective marketing, sales and service.

To the extent that we fail to introduce new or enhanced solutions that meet the needs of our customers in a timely fashion, we will lose market share and our revenue and financial condition could be materially adversely affected.

We will lose market share and may not be successful if end users or customers do not select our products to be designed into their products and systems.

End users often undertake extensive pilot programs or qualification processes prior to placing orders for large quantities of amplifier products, because these products must function as part of a larger system or network or meet certain other specifications. We spend significant time and resources to have our solutions selected by a potential end user or customer, which is known as a “design-in.” If we fail to develop new products that adequately or competitively address the needs of potential end users, they may not select our products to be designed into their systems, which would adversely affect our business, prospects and operating results.

Our products must meet exacting technical and quality specifications. Defects, errors in or interoperability issues with our products or the failure of our products to operate as expected could affect our reputation, result in significant costs to us and impair our ability to sell our products.

Our products may contain defects, errors or not operate as expected, which could materially and adversely affect our reputation, result in significant costs to us and impair our ability to sell our products in the future. Our customers have demanding specifications for quality, performance and reliability that our tag and reader products must meet. Our products are highly technical and designed to be deployed in large and complex systems, networks and other settings under a wide variety of conditions. Customers and end users may discover errors, defects or incompatibilities in our products only after they have been fully deployed. In addition, users of our products may experience compatibility or interoperability issues between our products and their enterprise software systems or networks, or between our products and other amplifying products they use.

We may also experience quality problems with our products that are combined with or incorporated into products from other vendors, such as tags produced by our inlay manufacturers, or that are assembled by subcontractors. We may have difficulty identifying and correcting the source of problems when third parties are combining, incorporating or assembling our products.

If we are unable to fix errors or other problems, we could experience:

•	loss of customers or customer orders;

•	lost or delayed market acceptance and sales of our products;

•	loss of market share;

•	damage to our brand and reputation;

•	impaired ability to attract new customers or achieve market acceptance;

•	diversion of development resources;

•	increased service and warranty costs;

•	replacement costs;

•	legal actions by our customers; and

•	increased insurance costs.

We may be required to indemnify our customers against liabilities arising from defects in our products or their solutions which incorporate our products. These liabilities may also include costs incurred by our customers or end users to correct the problems or replace our products.

While we test our products for defects or errors prior to product release, defects or errors are occasionally identified by our customers. Such defects or errors have occurred in the past and may occur in the future. To the extent product failures are material, they could adversely affect our business, operating results, customer relationships, reputation and prospects.

Delays in product shipment or an inability to replace certain suppliers could have a material adverse effect on our business and results of operations.

We rely on suppliers to provide components of our products. We may experience delays in product shipments or our suppliers may not supply us with a sufficient amount of components or components of adequate quality, both which would delay production of our product because the difficulties we may face to locate substitute vendor given to the specific requirements of the components of our products. Any of these disruptions in the supply of components could have a material adverse affect on our business or results of operations.

We may not be able to adequately protect our intellectual property.

Our success depends in part upon our ability to protect our intellectual property. We attempt to rely on a variety of intellectual property rights, including patents in the United States and copyrights, trademarks and trade secrets in the United States for the protection. We have registered domain names in the United States. However, we have not registered patents, copyright, trademarks or trade secrets to protect our intellectual properties.

We cannot guarantee that:

•	our intellectual property rights will provide competitive advantages to us;

•	our ability to assert our intellectual property rights against potential competitors or to settle current or future disputes will not be limited by our agreements with third parties;

•	any of our future patent applications will be issued or have the coverage originally sought;

•	our domain name that we presently employ in our business will not lapse or be invalidated, circumvented, challenged or abandoned; or

•	we will not lose the ability to assert our intellectual property rights against, or to license our technology to, others and collect royalties or other payments.

We also rely on customary contractual protections with our customers, suppliers, distributors, employees and consultants, and we implement security measures to protect our trade secrets. We cannot assure you that these contractual protections and security measures will not be breached, that we will have adequate remedies for any such breach, that third parties will not discover our proprietary information independently or through legal means or that our suppliers, employees or consultants will not assert rights to our intellectual property.

Finally, our use of overseas manufacturers may involve particular risks. The intellectual property protection in countries where our third-party contractors operate is weaker than in the United States. If the steps we have taken and the protection provided by law do not adequately safeguard our intellectual property rights, we could suffer losses in profits due to the sales of competing products which exploit our intellectual property rights.

We may face claims of intellectual property infringement, which could be time consuming, costly to defend or settle and result in the loss of significant rights.

Our industry is characterized by companies that hold large numbers of patents and other intellectual property rights and that may vigorously pursue, protect and enforce their intellectual property rights. We may in the future receive invitations to license patent and other intellectual property rights to technologies that are important to our business. We may also receive assertions against us, our customers or distributors, claiming that we infringe patent or other intellectual property rights. Claims that our products, processes, technology or other aspects of our business infringe third-party intellectual property rights, regardless of their merit or resolution, could be costly to defend or settle and could divert the efforts and attention of our management and technical personnel. If we decline to accept an offer, the offering party may allege that we infringe such patents, which could result in litigation.

In addition, many of our customer and distributor agreements require us to indemnify and defend our customers or distributors from third-party infringement claims and pay damages in the case of adverse rulings. Moreover, we may not know whether we are infringing a third party’s rights, due to the large number of patents related to amplifiers or to other systemic factors. For instance, patent applications in the United States are maintained in confidence for up to 18 months after their filing or, in some cases, for the entire time prior to issuance as a patent. Thus, we would not be able to account for such rights before publication. Competitors may also have filed patent applications or received patents and may obtain additional patents and proprietary rights that block or compete with our patents. Claims of this sort could harm our relationships with our customers or distributors and might deter future customers from doing business with us. We do not know whether we will prevail in any such future proceedings given the complex technical issues and inherent uncertainties in intellectual property litigation. If any pending or future proceedings result in an adverse outcome, we could be required to:

•	cease the manufacture, use or sale of the infringing products, processes or technology;

•	pay substantial damages for infringement;

•	expend significant resources to develop non-infringing products, processes or technology;

•	license technology from the third party claiming infringement, which license may not be available on commercially reasonable terms, or at all;

•	cross-license our technology to a competitor to resolve an infringement claim, which could weaken our ability to compete with that competitor; or

•	pay substantial damages to our customers or end users to discontinue their use of or to replace infringing technology sold to them with non-infringing technology.

Any of the foregoing results could have a material adverse effect on our business, financial condition and operating results.

We are subject to order and shipment uncertainties. Inaccuracies in our estimates of customer demand and product mix could negatively affect our inventory levels, sales and operating results.

We derive revenue primarily from customer purchase orders rather than long-term purchase commitments. To ensure availability of our products, in some cases we start manufacturing based on forecasts provided by customers in advance of receiving purchase orders from them. Our customers can cancel purchase orders or defer the shipments of our products under certain circumstances with little or no advance notice to us. Some of our products are manufactured according to our estimates of customer demand, which requires us to make demand forecast assumptions for every customer, and which may introduce significant variability into our aggregate estimate. We typically sell to channel partners rather than to end users, and we consequently have limited visibility into future end-user demand, which could adversely affect our revenue forecasts and operating margins. Additionally, we sometimes receive soft commitments for larger order sizes which do not materialize.

Our sales and marketing efforts may be unsuccessful in maintaining and expanding existing sales channels, developing new sales channels and increasing the sales of our products.

To grow our business, we must add new customers for our products in addition to retaining and increasing sales to our current customers. Our ability to attract new customers will depend in part on the success of our sales and marketing efforts. There can be no guarantee that we will be successful in developing or implementing our sales and marketing strategy. If suitable sales channels do not develop, we may not be able to sell certain of our products in significant volumes and our operating results, business and prospects may be harmed.

Our business would be adversely affected by the departure of members of our executive management team.

Our success depends, in large part, on the continued contributions of Fawad Maqbool, our chairman, founder, chief executive officer and director. Mr. Maqbool is not bound by employment contracts to remain with us for a specified period. The loss of his service could harm our ability to implement our business strategy and respond to the rapidly changing market conditions in which we operate.

If we are unable to attract, train and retain qualified personnel, especially our design and technical personnel, we may not be able to effectively execute our business strategy.

Our future success depends on our ability to attract, retain and motivate qualified personnel, including our management, sales and marketing, finance and especially our design and technical personnel. For example, we currently have limited number of personnel for assembling and testing process. We do not know whether we will be able to retain all of these personnel as we continue to pursue our business strategy. As the source of our technical and product innovations, our design and technical personnel represent a significant asset. The availability of, and competition for, qualified personnel in the New York area, where we are headquartered, constrains our ability to attract qualified personnel. The loss of the services of one or more of our key employees, especially of our key design and technical personnel, or our inability to attract, retain and motivate qualified personnel could have a material adverse effect on our business, financial condition and operating results.

We and our third-party contractors are subject to environmental laws and regulations that could impose substantial costs upon us and may adversely affect our business, operating results and financial condition.

Some of our operations, such as our research, development and laboratory facilities, are regulated under various federal, state, local, foreign and international environmental laws, including those governing the discharge of pollutants into the air and water, the management, disposal, handling and labeling of, and exposure to, hazardous substances and wastes and the cleanup of contaminated sites. We could incur costs, fines and civil or criminal sanctions, third-party property damage or personal injury claims, or could be required to incur substantial investigation or remediation costs, if we were to violate or become liable under environmental laws. Liability under certain environmental laws can be joint and several and without regard to comparative fault. In addition, certain of our products contain hazardous substances and are subject to legal requirements that regulate their content, such as the European Union’s Restriction of Hazardous Substances Directive, or RoHS, and analogous regulations elsewhere. While we have designed our products to be compliant with environmental regulations and require our third party contractors to comply, we cannot guarantee that we or our products will always be in compliance with these requirements. Environmental laws also tend to become more stringent over time, and we cannot predict the ultimate costs under environmental laws and the timing of these costs. Failure to comply with these and other environmental laws could result in fines and penalties and decreased revenue, which could adversely affect our operating results.

If our third-party contractors fail to operate in compliance with environmental requirements, properly dispose of wastes associated with our products, or comply with requirements governing the hazardous substances content of our products, we could be held liable or suffer reputational harm.

We may not sustain or effectively manage our growth.

We have experienced significant revenue growth in a short period of time. We may not achieve similar growth rates in future periods. You should not rely on our operating results for any prior periods as an indication of our future operating performance. If we are unable to maintain adequate revenue growth, our financial results could suffer and our stock price would decline.

To successfully manage our growth and the responsibilities of being a public company, we believe we must effectively:

•	recruit, hire, train and manage additional qualified engineers for our research and development activities;

•	add sales personnel and expand customer support offices;

•	implement and improve administrative, financial and operational systems, procedures and controls; and

•	integrate and train new employees quickly and effectively and coordinate among our executive, engineering, finance, marketing, sales, operations and customer support organizations.

All of the activities above add to the complexity of our organization and increase our operating expenses.

We may have insufficient management capabilities and internal resources to manage our growth and business effectively. Accordingly, we may require significant additional resources as we increase our business operations in complexity and scale. We cannot assure you that resources will be available when we need them or that we will have sufficient capital to fund these potential resource needs.

If we are unable to manage our growth effectively, we may not be able to exploit market opportunities or develop new products, and we may fail to satisfy customer requirements, maintain product quality, execute our business plan or respond to competitive pressures.

If we fail to maintain proper and effective internal controls, our ability to produce accurate financial statements would be impaired, which could adversely affect our operating results, our ability to operate our business and our stock price.

We must ensure that we have adequate internal financial and accounting controls and procedures in place to produce accurate financial statements on a timely basis. Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent auditors addressing these assessments. We are only at the beginning stages of implementing systems and controls to comply with Section 404. Both we and our independent auditors will be testing our internal controls in connection with the Section 404 requirements and could identify areas for further attention or improvement. Implementing any changes to our internal controls may require compliance training of our directors, officers and employees, entail substantial costs to modify our accounting systems and take a significant period of time to complete. Such changes may not, however, be effective in maintaining the adequacy of our internal control over financial reporting, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and could materially impair our ability to operate our business. In addition, investors’ perceptions that our internal control over financial reporting is inadequate or that we are unable to produce accurate financial statements may materially adversely affect our stock price.

We may need to raise additional capital, which may not be available on favorable terms, if at all, and which may cause dilution to existing stockholders, restrict our operations or adversely affect our ability to operate our business.

If we need to raise additional funds due to unforeseen circumstances or material expenditures or if our operating results are worse than expected, we cannot be certain that we will be able to obtain additional financing on favorable terms, if at all, and any additional financings could result in additional dilution to our existing stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring additional debt, expending capital, or declaring dividends, or which impose financial covenants on us that limit our ability to achieve our business objectives. If we need additional capital and cannot raise it on acceptable terms, we may not be able to meet our business objectives, our stock price may fall and you may lose some or all of your investment.

Our operations could be disrupted by earthquakes or other natural disasters.

Our facilities could be disabled or suffer catastrophic losses caused by earthquake, fire, flood or other natural disasters. A catastrophic loss at any of our facilities or the facilities of our third-party suppliers would disrupt our operations, delay production and shipments, reduce revenue and result in large expenses to repair or replace the facility. We do not carry insurance policies that cover potential losses caused by earthquakes or other natural disasters.

Our ability to use net operating losses to offset future tax liabilities may be limited.

As of December 31, 2011, we had federal net operating loss carryforwards, or NOLs, to offset future taxable income of approximately $470,000, which expire in various years beginning in 2012, if not utilized. A lack of future taxable income would adversely affect our ability to utilize these NOLs. In addition, under Section 382 of the U.S. Internal Revenue Code, or the Code, a corporation that experiences a more-than 50% ownership change over a three-year testing period is subject to limitations on its ability to utilize its pre-change NOLs to offset future taxable income. Our existing NOLs may be subject to limitations arising from previous ownership changes, and if we undergo an ownership change in connection with or after this offering, our ability to utilize NOLs could be further limited by Section 382 of the Code. Future changes in our stock ownership, many of the causes of which are outside of our control, could result in an ownership change under Section 382 of the Code. Our NOLs may also be impaired under state law. As a result of these limitations, we may not be able to utilize a material portion of the NOLs.

The unfavorable outcome of any future litigation or administrative action could negatively impact us.

Our financial results could be negatively impacted by unfavorable outcomes in any future litigation or administrative actions. We cannot assure favorable outcomes in litigation or administrative proceedings. Costs associated with litigation and administrative proceedings are very high and could negatively impact our financial results.

Risks Relating to this Offering and Ownership of Our Common Stock

There is no current trading market for our common stock, and there is no assurance of an established public trading market, which would adversely affect the ability of our investors to sell their securities in the public market.

Our common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. We intend to apply for the quotation of our common stock on the OTC Bulletin Board maintained by the Financial Industry Regulatory Authority, Inc., or FINRA. However, there is no guarantee that the OTC Bulletin Board, or any other quotation system, will permit our shares to be quoted and traded. The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the New York Stock Exchange or NASDAQ Stock Market. The quotation of our shares on the OTC Bulletin Board may result in a less liquid market available for existing and potential stockholders to trade our shares, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future. In addition, FINRA has enacted changes that limit quotations on the OTC Bulletin Board to securities of issuers that are current in their reports filed with the SEC. The effect on the OTC Bulletin Board of these rule changes and other proposed changes cannot be determined at this time.

The price of our common stock could be volatile and could decline following this offering at a time when you want to sell your holdings.

We intend to apply to have our common stock quoted on the OTC Bulletin Board. Although we believe that this offering and the quotation the OTC Bulletin Board will improve the liquidity for our common stock, there is no assurance that the offering will improve volume, reduce volatility and stabilize our share price. Numerous factors, many of which are beyond our control, may cause the market price of our common stock to fluctuate significantly. These factors include:

•	quarterly variations in our results of operations or those of our competitors;

•	delays in end-user deployments of products;

•	announcements by us or our competitors of acquisitions, new products, significant contracts, commercial relationships or capital commitments;

•	developments with respect to intellectual property rights;

•	our ability to develop and market new and enhanced products on a timely basis;

•	commencement of, or our involvement in, litigation;

•	major changes in our board of directors or management;

•	changes in governmental regulations or in the status of our regulatory approvals;

•	changes in earnings estimates or recommendations by securities analysts; and

•	general economic conditions and slow or negative growth of related markets.

Securities class action litigation is often instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs to us and divert our management’s attention and resources.

Moreover, securities markets may from time to time experience significant price and volume fluctuations for reasons unrelated to operating performance of particular companies. For example, from September 2008 until June 2009, securities markets in the United States and throughout the world experienced a historically large decline in share price. These market fluctuations may adversely affect the price of our common stock and other interests in our company at a time when you want to sell your interest in us.

Future sales or perceived sales of our common stock could depress our stock price.

The registration statement of which this prospectus is a part covers 6,418,638 shares of common stock. If the holders of these shares were to attempt to sell a substantial amount of their holdings at once, the market price of our common stock could decline. Moreover, the perceived risk of this potential dilution could cause shareholders to attempt to sell their shares and investors to short the common stock, a practice in which an investor sells shares that he or she does not own at prevailing market prices, hoping to purchase shares later at a lower price to cover the sale. As each of these events would cause the number of shares of our common stock being offered for sale to increase, our common stock market price would likely further decline. All of these events could combine to make it very difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

We may be subject to penny stock regulations and restrictions and you may have difficulty selling our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” as an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. If our common stock become a “penny stock”, we may become subject to Rule 15g-9 under the Exchange Act, or the Penny Stock Rule. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock if the SEC finds that such a restriction would be in the public interest.

Our principal stockholders and management own a significant percentage of our stock and will be able to exercise significant influence over matters subject to stockholder approval.

Our executive officers, directors and principal stockholders, together with their respective affiliates, beneficially owned approximately 68.34% of our capital stock as of the date of this filing. Accordingly, our executive officers, directors and principal stockholders will be able to determine the composition of our board of directors, retain the voting power to approve all matters requiring stockholder approval, including mergers and other business combinations, and continue to have significant influence over our operations. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material adverse effect on our stock price and may prevent attempts by our stockholders to replace or remove our board of directors or management.

We are an “emerging growth company,” and any decision on our part to comply only with certain reduced disclosure requirements applicable to “emerging growth companies” could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and, for as long as we continue to be an “emerging growth company,” we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.  We have elected to opt in to the extended transition period for complying with the revised accounting standards.

Because we have elected to defer compliance with new or revised accounting standards, our financial statement disclosure may not be comparable to similar companies.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of our election, our financial statements may not be comparable to companies that comply with public company effective dates.

Our status as an “emerging growth company” under the JOBS Act of 2012 may make it more difficult to raise capital as and when we need it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it.  Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry.  If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” above.

In some cases, you can identify forward-looking statements by terms such as “will,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements include, among other things, statements relating to:

•	our expectations regarding the market for our products and services;
•	our expectations regarding the continued growth of the water purifying agent industry in the PRC;
•	our beliefs regarding the competitiveness of our products;
•	our expectations regarding the expansion of our manufacturing operations;
•	our expectations with respect to increased revenue growth and our ability to achieve profitability resulting from increases in our production volumes;
•	our future business development, results of operations and financial condition; and
•	competition from companies producing water purifying agents or any substitutes .

Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus, or that we filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

The selling shareholders are selling the ordinary shares covered by this prospectus for their own account. We will not receive any of the proceeds from the sale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

DETERMINATION OF OFFERING PRICE

Since our ordinary shares are not listed or quoted on any exchange or quotation system, the offering price of the ordinary shares was determined by the effective price per ordinary share sold in a private placement completed on July 20, 2012, pursuant to an exemption under Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act.

The offering price of our ordinary shares does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market.

Our common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. We intend to apply for the quotation of our common stock on the OTC Bulletin Board maintained by the Financial Industry Regulatory Authority, Inc., or FINRA. However, there is no guarantee that the OTC Bulletin Board, or any other quotation system, will permit our shares to be quoted and traded. The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the New York Stock Exchange or NASDAQ Stock Market. The quotation of our shares on the OTC Bulletin Board may result in a less liquid market available for existing and potential stockholders to trade our shares, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future. In addition, FINRA has enacted changes that limit quotations on the OTC Bulletin Board to securities of issuers that are current in their reports filed with the SEC. The effect on the OTC Bulletin Board of these rule changes and other proposed changes cannot be determined at this time.

In addition, there is no assurance that our ordinary shares will trade at market prices in excess of the initial offering price as prices for the ordinary shares in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

SELLING SHAREHOLDERS

This prospectus relates to the resale by the selling shareholders named below from time to time of up to a total of 6,418,638 ordinary shares that were issued or are issuable to selling shareholders pursuant to transactions exempt from registration under the Securities Act. All of the ordinary shares offered by this prospectus are being offered by the selling shareholders for their own accounts.

On July 20, 2012, we completed a private placement transaction with a group of accredited investors.  Pursuant to the Subscription Agreement with the investors, we issued to the investors an aggregate of 21,990 shares of common stock for an aggregate purchase price of $5497.5, or $0.25 per share.

The following table sets forth certain information regarding the selling shareholders and the shares offered by them in this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a selling shareholder and the percentage of ownership of that selling shareholder, ordinary shares underlying the Convertible Note held by that selling shareholder that are convertible or exercisable, as the case may be, within 60 days of August 13, 2012. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling shareholder. Each selling shareholder’s percentage of ownership in the following table is based upon 17,875,000 shares of common stock outstanding as of August 13, 2012.

Except Scott R. Chichester and Larry Adams, none of the selling shareholders has held a position as an officer or director of the Company, nor has any material relationship of any kind with us or any of our affiliates.  All information with respect to share ownership has been furnished by the selling shareholders. The ordinary shares being offered are being registered to permit secondary trading of the shares and the selling shareholders may offer all or part of the ordinary shares owned for resale from time to time. In addition, none of the selling shareholders has any family relationships with our officers, directors or controlling shareholders. Furthermore, no selling shareholder is a registered broker-dealer or an affiliate of a registered broker-dealer.

The term “selling shareholders” also includes any transferees, pledges, donees, or other successors in interest to the selling shareholders named in the table below. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the ordinary shares set forth opposite such person’s name. We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named selling shareholder who is able to use this prospectus to resell the securities registered hereby.

Name	Number of Ordinary Shares Beneficially Owned Prior to the Offering (1)	Number of Ordinary Shares Included in Prospectus for Resale	Beneficial Ownership After the Offering (2)	Percentage of Common Stock Beneficially Owned After Offering (3)

Fawad Maqbool	12,015,280	1,015,280	11,000,000	61.54%
Daniel Mazziota	872,520	436,260	436,260	2.4%
Ewa Polubia	727,100	363,550	363,550	2.0
Timothy Gallaher	727,100	363,550	363,550	2.0%
Mansoor Maqbool	100,000	100,000	0	0%
Masroor Syed	100,000	100,000	0	0%
Mohammad Ur-rehman	100,000	100,000	0	0%
Louisa Sanfratello	200,000	200,000	0	0%
DRB Consulting, Inc. (4)	1,000,000	500,000	500,000	2.8%
Kimberly Behanna (5)	204,000	102,000	102,000	0.6%
Sarah Behanna (6)	204,000	102,000	102,000	0.6%
Laura Behanna (7)	250,000	125,000	125,000	0.7%
Thomas Behanna (8)	25,000	25,000	0	0%
John E. Lander	50,000	50,000	0	0%
Ronald M. Organ	50,000	50,000	0	0%
Ralph Coppola	50,000	50,000	0	0%
Larry Adams (9)	392,668	196,334	196,334	1.1%
Scott Chichester(10)	392,668	196,334	196,334	1.1%
Nancy Bradt (11)	125,000	125,000	0	0%
Thomas Willetts (12)	500,000	500,000	0	0%
Ared Garan (13)	125,000	125,000	0	0%
Lexington Trading Partners (14)	125,000	125,000	0	0%
Madison Park Investment Fund (15)	500,000	500,000	0	0%
Philippe Demenais (16)	250,000	250,000	0	0%
Eric Osessean (17)	125,000	125,000	0	0%

Managed Technologies (18)	125,000	125,000	0	0%
Graham Bruwer (29)	250,000	250,000	0	0%
Res Holdings Corp (20)	392,930	196,596	196,334	1.1%
Rafael Veloz	5,236	5,236	0	0%
Elizabeth Veloz	262	262	0	0%
Segal Gebski PLLC (21)	262	262	0	0%
Paul Lee	5,236	5,236	0	0%
Christina Julie Betancourt	262	262	0	0%
Edia Irizarry	262	262	0	0%
Renee M Almodovar	262	262	0	0%
Christinas Creations (22)	2,356	2,356	0	0%
Mark S Lindenmann	2,618	2,618	0	0%
Jai P Sharma	262	262	0	0%
Frank M Tudisco	262	262	0	0%
Steven R. Russolese	262	262	0	0%
Louis Welfare	262	524	0	0%
Addr Properties, LLC (23)	524	262	0	0%
Darren M. Derosa	262	262	0	0%
Angelo Derosa	262	262	0	0%
Sterling Seal & Supply, Inc. (24)	262	262	0	0%
Integrity Cargo Freight Corp. (25)	262	262	0	0%
Q5 Ventures, LLC (26)	262	262	0	0%
Chichester Associates, Inc. (27)	262	262	0	0%
John J. Chichester	262	262	0	0%
Stacia Edwards	262	262	0	0%
Michael J. Whittemore	262	262	0	0%
Desiree M. Muzzicato	262	262	0	0%
Charles Derosa	262	262	0	0%
Mark Sirchio	262	262	0	0%
Keith J Abbes	262	262	0	0%

(1)	Represents total ownership with respect to all shares of our issued and outstanding common stock, common stock underlying the Convertible Note, as a single class and on an “as converted” basis.
(2)	Assumes that all securities offered are sold.

(3)
As of August 13, 2012, a total of 17,875,000 shares of common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1). The number of our ordinary shares excludes (i) 2,125,000 shares of common stock  that are issuable upon the conversion of the Convertible Notes we issued on August 13, 2012.  For each beneficial owner above, any options or warrants exercisable within 60 days have been included in the denominator.

(4)	David Behanna is the President of DRB Consulting, Inc. and thus has voting and dispositive control over securities held by it.
(5)
Kimberly Behanna is daughter of David Behanna and shares the same household with David Behanna. David Behanna is the President of DRB Consulting, Inc. and thus has voting and dispositive control over the 1,000,000 shares of the Company common stock held by it.

(6)
Sarah Behanna is daughter of David Behanna and shares the same household with David Behanna. David Behanna is the President of DRB Consulting, Inc. and thus has voting and dispositive control over the 1,000,000 shares of the Company common stock held by it.

(7)
Laura Behanna is wife of David Behanna. David Behanna is the President of DRB Consulting, Inc. and thus has voting and dispositive control over the 1,000,000 shares of the Company common stock held by it.

(8)
Thomas Behanna is brother of David Behanna. David Behanna is the President of DRB Consulting, Inc. and thus has voting and dispositive control over the 1,000,000 shares of the Company common stock held by it.

(9)	Scott Chichester is the former President, Treasurer, and sole Director of the Company.
(10)	Larry Admas is the former Secretary of the Company.
(11)	Includes 125,000 shares of common stock underlying the Convertible Note.
(12)	Includes 500,000 shares of common stock underlying the Convertible Note.
(13)	Includes 125,000 shares of common stock underlying the Convertible Note.
(14)	Includes 125,000 shares of common stock underlying the Convertible Note.
(15)	Includes 500,000 shares of common stock underlying the Convertible Note.
(16)	Includes 250,000 shares of common stock underlying the Convertible Note.
(17)	Includes125, 000 shares of common stock underlying the Convertible Note.
(18)	Includes125, 000 shares of common stock underlying the Convertible Note.
(19)	Includes 250,000 shares of common stock underlying the Convertible Note.
(20)	Epi Almodovar is the President of Res Holdings Corp and thus has voting and dispositive control over the 392,930 shares of the Company common stock held by it.
(21)	Marius Segal-Gebski is the sole member of Segal Gebski PLLC and thus has voting and dispositive control over the 262 shares of the Company’s common stock held by it.
(22)	Christina Betancourt is the sole proprietor of Christinas Creations and thus is deemed to have voting and dispositive control over the 2,356 shares of the Company common stock held by it.
(23)
Sterling Consolidated Corp is the parent company of Addr Properties, LLC and thus has voting and dispositive control over the 262 shares of the Company’s common stock held by Addr Properties, LLC. Fred Zink is the President of Sterling Consolidated Corp and thus is deemed to have voting and dispositive control over the securities held by it.

(24)	Fred Zink is the President of Sterling Consolidated Corp and thus is deemed to have voting and dispositive control over the 262 shares of the Company’s common stock held by it.
(25)
Sterling Consolidated Corp is the parent company of Integrity Cargo Freight Corp. and thus has voting and dispositive control over the 262 shares of the Company’s common stock held by Integrity Cargo Freight Corp. Fred Zink is the President of Sterling Consolidated Corp and thus is deemed to have voting and dispositive control over the securities held by it.

(26)
Sterling Consolidated Corp is the parent company of Q5 Ventures, LLC. and thus has voting and dispositive control over the 262 shares of the Company’s common stock held by Q5 Ventures, LLC. Fred Zink is the President of Sterling Consolidated Corp and thus is deemed to have voting and dispositive control over the securities held by it.

(27)	Sally Chichester is the sole officer and director of Chichester Associates, Inc. and thus is deemed to have voting and dispositive control over the 262 shares of the Company common stock held by it.

PLAN OF DISTRIBUTION

The selling shareholders may, from time to time, sell, transfer or otherwise dispose of any or all of their common stock or interests in the common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at a specified fixed price of $0.25 per share, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices.

The selling shareholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share; and
•	a combination of any such methods of sale.

The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our ordinary shares or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ordinary shares in the course of hedging the positions they assume. The selling shareholders may also sell our ordinary shares short and deliver these securities to close out their short positions, or loan or pledge the ordinary shares to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholders from the sale of the ordinary shares offered by them will be the purchase price of the ordinary shares less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of ordinary shares to be made directly or through agents. We will not receive any of the proceeds from this offering.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved, and in no case will the maximum compensation received by any broker-dealer exceed eight percent (8%).

Any underwriters, agents, or broker-dealers, and any selling shareholders who are affiliates of broker dealers that participate in the sale of the ordinary shares or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act.  Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We know of no existing arrangements between any of the selling shareholders and any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares, nor can we presently estimate the amount, if any, of such compensation. See “Selling shareholders” for description of any material relationship that a shareholder has with us and the description of such relationship.

To the extent required, the shares of our ordinary shares to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices if a public offering is formulated, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the ordinary shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to pay certain fees and expenses incurred by us incident to the registration of the shares. Such fees and expenses are estimated to be $66,355. We have agreed to indemnify the selling shareholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling shareholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144 under the Securities Act.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Our authorized share capital is 50,000,000 shares of common stock, $0.001 par value per share, of which 17,875,000 shares of common stock is issued and outstanding as of this filing. We are a Nevada corporation and our affairs are governed by our Articles of Incorporation and By-law. The following are summaries of material provisions of our Articles of Incorporation and By-law insofar as they relate to the material terms of our ordinary shares. Complete copies of our Articles of Incorporation and By-law are filed as exhibits to our public filings.

Common Stock

All outstanding shares of common stock are of the same class and have equal rights and attributes. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the Company. All stockholders are entitled to share equally in dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available. In the event of liquidation, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities. The stockholders do not have cumulative or preemptive rights.

Dividend Rights

Holders of the common stock may receive dividends when, as and if declared by our board of directors out of the assets legally available for that purpose and subject to the preferential dividend rights of any other classes or series of stock of our Company.

Voting Rights

Holders of the Common Stock are entitled to one vote per share in all matters as to which holders of Common Stock are entitled to vote. Holders of not less than a majority of the outstanding shares of Common Stock entitled to vote at any meeting of stockholders constitute a quorum unless otherwise required by law.

Election of Directors

Directors hold office until the next annual meeting of stockholders and are eligible for reelection at such meeting. Directors are elected by a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. There is no cumulative voting for directors.

Liquidation

In the event of any liquidation, dissolution or winding up of the Company, holders of the common stock have the right to receive ratably and equally all of the assets remaining after payment of liabilities and liquidation preferences of any preferred stock then outstanding.

Redemption

The common stock is not redeemable or convertible.

Preemptive Rights

Holders of the common stock do not have preemptive rights.

Other Provisions

This section is a summary and may not describe every aspect of the Common Stock that may be important to you. We urge you to read applicable Nevada law, our articles of incorporation and bylaws, as amended, because they, and not this description, define your rights as a holder the common stock. See “Where You Can Find More Information” for information on how to obtain copies of these documents.

DESCRIPTION OF BUSINESS

Please note that the information provided below relates to the combined enterprises after the acquisition of AmpliTech, Inc. except that information relating to periods prior to the date of the reverse acquisition only relate to Wealth Environmental Protection and its consolidated subsidiaries unless otherwise specifically indicated.

Business Overview

We function as a designer, manufacturer and distributor of cryogenic microwave amplifiers, RF designs and applications for Wireless Networks and the future of Wireless Communication.

Our Corporate History and Background

We incorporated under the laws of the Nevada on December 30, 2010. From inception until the closing of the Securities Exchange, we were organized as a vehicle to investigate and, if such investigation warrants, acquire a target company or business that seeks the perceived advantages of being a publicly held corporation.  During that time, we had no revenue and our operations were limited to capital formation, organization and development of our business plan.  As a result of the Securities Exchange, we ceased our prior operations and, through Amplitech, we now operate as a designer, manufacturer and distributor of cryogenic microwave amplifiers, RF designs and applications for Wireless Networks and the future of Wireless Communication.

Amplitech incorporated under the laws of the State of New York on October 18, 2002. Immediately prior to the closing of the Securities Exchange, Fawad Maqbool was founder and principal shareholder of Amplitech.  Amplitech’s operations to date have consisted of business formation, strategic development, marketing, product development, negotiations with suppliers, product manufacturing and distribution.

Acquisition of Amplitech, Inc.

On the Closing Date, we completed the Securities Exchange whereby we acquired all of the issued and outstanding membership interests of Amplitech in exchange for 16,450,000 shares of our common stock which shares constituted approximately 94% of our issued and outstanding shares of common stock as of and immediately after the consummation of the Securities Exchange.

As a result of the Securities Exchange, Amplitech became our wholly owned subsidiary and Fawad Maqbool became our principal stockholders. The Securities Exchange was treated as a recapitalization effected through a securities exchange, with Amplitech as the accounting acquirer and the Company the accounting acquiree.  Unless the context suggests otherwise, when we refer in this prospectus to business and financial information for periods prior to the consummation of the Securities Exchange, we are referring to the business and financial information of Amplitech.

In connection with the Securities Exchange, Scott R. Chichester resigned as members of our Board of Directors and as officers of the Company, effective upon the closing of the Securities Exchange.  Also effective upon closing of the Securities Exchange, Fawad Maqbool was appointed as the Chairman of the Board of Directors to fill the vacancies on our Board of Directors created by the resignation of Chichester.  In addition, our Board of Directors appointed Mr. Maqbool as our President, Chief Executive Officer, and Secretary, Louisa Sanfratello as our Chief Financial Officer, all effective upon the closing of the Securities Exchange.

As a result of our acquisition of Amplitech, Amplitech became our wholly owned subsidiary and we have assumed the business and operations of Amplitech.  On July 31, 2012, in anticipation of the closing of the Securities Exchange, we filed with the Secretary of the State of Nevada a Certificate of Amendment to our Articles of Incorporation to change our name from Bayview Acquisition Corp to AmpliTech Group, Inc., to more accurately reflect our new business operations.

Convertible Notes

On the Closing Date, we assumed all the obligations and rights under a number of convertible notes in an aggregate principal amount of $212,500 that were issued by our wholly owned subsidiary AmpliTech, Inc. We cancelled the Original Notes and issued new convertible notes to the original note holders (the “Convertible Notes”). The Convertible Notes has a six-month term and compounds annually and accrues at 8% per annum from the issue date through the maturity date.  The holders are entitled to convert any portion of the outstanding and unpaid amount into our common stock at conversion price of $0.10 per share, subject to adjustments upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate changes.

Industry and Competition

Market Overview

We operate our business in the industry of high power Radio Frequency (RF) semiconduct. We believe that the RF semiconduct industry has the following features:

High demand for complex, next-generation Wireless signal processing applications

•	Mass adoption of Internet and Web-based applications, and other high-band width applications
•	Ability to combine analog and digital signal processing into more integrated RF solutions
•	Wide spread application of low-cost, high-performance and functionality wireless networks
•	Emergence of 4G,WiMAX, satellite and advanced wireless network infrastructure roll-outs

Growing opportunity for advanced RF subsystems, modules and components

•	Demand for precise, high-speed signal conditioning interfaces between analog and digital
•	Combining analog/digital signal processing capabilities into more highly-integrated solutions
•	Wide spread application of low-cost, high-performance wireless network systems
•	Convergence of computing, communications, and consumer electronics with state-of-the-art signal processing capability with less power consumption

Complements OEM design, and manufacturing capabilities

•	Deliver high quality and feature improvements that service provider require
•	Lower production costs and shorten product development cycles
•	Adhere to flexibility, performance, streamlined procurement processes and value requirements

Competition

The markets for the products that we offer are very competitive, are rapidly evolving. Competition may increase in the future, which could require us to reduce prices, increase advertising expenditures or take other actions that may have an adverse effect on our operating results.

We believe that we will enjoy the following competitive advantages

•	Experienced team
•	Superior performance products
•	Proven mature reliable technology
•	Competitive pricing
•	Good deliveries

Our Strategy

Our objective is to become a premier designer, manufacturer and distributor of high quality and state-of-the-art cryogenic microwave amplifiers, RF designs and applications for Wireless Networks and the future of Wireless Communication. Key elements of our strategy include the following:

•	Reorganization

•	New Product Development

•	Commercializing and patenting of existing core technology into specific high volume technology sectors

Our Products

Our products consists of RF amplifiers and related subsystems, operating at multiple frequencies from 50kHz to 44GHz, including Low Noise Amplifiers, Medium Power Amplifiers, oscillators, filters, and custom assemblies such as MMIC (Monolithic Microwave Integrated Circuit) and MIC ( Microwave Integrated Circuit) designs.

Low Noise Amplifiers

Low Noise Amplifiers or LNAs are amplifiers used in receivers of almost every type of communication system (Wi-Fi, Radar, Satellite, Base station, Cellphone, Radio, etc.) to improve signal strength and increase sensitivity and range of receivers.

Medium Power Amplifiers

Medium Power Amplifers or MPAs provide increased output power and gain in transceiver chains to increase signal power and maintain dynamic range and linearity in Radars, Base-stations, Wireless networks, and almost every communication system.

UHF/VHF Medium Power Amplifiers

Oscillators

Phase Locked Oscillators or PLOs and Dielectric Resonator Oscillators or DROs are ultra-stable frequency sources and references in transceiver applications that complement the amplifier chain in the transceivers.

Phase Locked DRO (Oscillators)

Filters

Filters discriminate or block out certain frequencies in communication systems to improve dynamic range and NF response. Our filters are low loss and used on the front-end of the receiver chain that provide low degradation in the NF of the system, thereby maintaining and enhancing the signal clarity.

Our Technology

Our products are supported by hybrid design topologies that create highly linear Radio Frequency (RF) products that amplify and transform signals with minimal addition of noise, achieving high Signal to Noise Ratio (SNR) and increased receiver sensitivity and range at low cost and low power consumption. Our hybrid design topologies include:

•	Discrete Microwave Integrated Circuit (MIC) and Pseudomorphic High Electron Mobility Transistor (PHEMT) transistor stages
•	MIC and Low Noise MIC

The discrete topology that we utilize provides various advantages.

•	Can easily optimize Voltage Standing Wave Ratio (VSWR) and Noise Figure
•	Flexibility of design; can easily adapt to change of specs, technology, etc.
•	Low DC power consumption
•	Can control and optimize and gain flatness due to discrete gain stages
•	Optimum use of MIC technology and experience
•	Use of negative bias is not necessary
•	Better part availability

Manufacturing

Our manufacturing facility is located at our corporate office in Bohemia, New York. Our manufacturing process involves the assembly of numerous individual components and precise fine-tuning by production technicians. Our manufacturing facility is estimated to be capable of assembling up 100 amplifiers per month.

We are currently certified to the ISO 9001:2008 standard.  ISO 9001 is a uniform worldwide Quality Management System (QMS) standard. We are also

Supplier

Our raw material consists of purchased component parts used in our assembly process. The following table sets forth suppler concentration based upon the percentage of our total raw material purchase for the year of 2011:

Supplier A	$38,224	19.36%
Supplier B	31,130	15.76%
Supplier C	25,885	13.11%
Supplier D	17,430	8.83%
Supplier E	12,988	6.58%
All other suppliers (approximately 40)	99,791	50.53%
Total	$197,489	100.00%

Marketing

We employ an aggressive and focused approach to market our products.

Trade Shows

We attend trade shows such as MTTS (Microwave Theory and Techniques Show), IMS (Internation Microwave Symposium), European Microwave Symposium, SATCON, MILCOM.  We also sponsor in some trade shows to gain recognition and presence.

Strategic Partnership and Joint Ventures

We explore opportunities with global OEMs (Original Equipment Manufacturers) by working strategic partnerships and joint ventures that improve sales and presence in marketplace.

Website

We maintain a dynamic website to capture more business via worldwide customer searches for our products on the internet.

Trade Magazines

We advertise our products in various trade magazines such as Microwave Journal, Microwaves & RF, High Frequency Electronics, etc.

Customers

We rely on our sales representatives or distributors to channel our products to about 15 countries in North America, Europe and Asia. We serve a diverse customer base located primarily in the US, with an increasing number in Europe, and Asia, across the industries as aerospace, governmental defense, commercial satellite. Some of our customers are established Fortune 100 corporations, such as Boeing Aerospace, NASA, Raytheon, Government of Israel, Ministry of Defense, and Mitsubishi Electronics.

The following table sets forth our more than 10% customers based upon the percentage of our total revenue for the year of 2011:

Customer A	$120,680	13.37%
Customer B	98,125	10.88%

Government Regulation

We are subject to a number of laws and regulations that affect companies generally and specifically those conducting business of electronics, many of which are still evolving and could be interpreted in ways that could harm our business.  Existing and future laws and regulations may impede our growth. These regulations and laws may cover taxation, pricing, copyrights, distribution, electronic contracts and other communications, consumer protection, web services, and the characteristics and quality of products and services. Unfavorable regulations and laws could diminish the demand for our products and services and increase our cost of doing business.

Environmental Protection

We comply with RoHS compliant. RoHS stands for Restriction of Use of Hazardous Substances regulations, which limit or ban specific substances, such as lead, cadmium, polybrominated biphenyl (PBB), mercury, hexavalent chromium, and polybrominated diphenyl ether (PBDE) flame retardants, in new electronic and electric equipment.

Intellectual Property

Except the domain name of “amplitechinc.com”, we currently do not own any intellectual property rights. We regard the protection of our copyrights, service marks, trademarks, trade secrets and other intellectual property rights as critical to our future success. We rely on contractual restrictions to protect our proprietary rights in products and services. It is our policy to enter into confidentiality and invention assignment agreements with our employees and contractors and nondisclosure agreements with our suppliers and strategic partners in order to limit access to and disclosure of our proprietary information. We cannot assure you that these contractual arrangements or the other steps taken by us to protect our intellectual property will prove sufficient to prevent misappropriation of our technology or to deter independent third-party development of similar technologies.

Employees

As of this prospectus, we had six full time employees and three part time employees.  From time to time, we may hire additional workers on a contract basis as the need arises.

DESCRIPTION OF PROPERTIES

Our principal executive office is located at35 Carlough Rd. #3, Bohemia, NY 11716. The property at this location is leased by the Company, at monthly rental expenses of $2,600, and for a term of one year ending June 30, 2013.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

This section includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our predictions.

Business Overview

We function as a designer, manufacturer and distributor of cryogenic microwave amplifiers, RF designs and applications for Wireless Networks and the future of Wireless Communication.

Recent Developments

Acquisition of Amplitech, Inc.

On the Closing Date, we completed the Securities Exchange whereby we acquired all of the issued and outstanding membership interests of Amplitech in exchange for 16,675,000 shares of our common stock which shares constituted approximately 94% of our issued and outstanding shares of common stock as of and immediately after the consummation of the Securities Exchange.

As a result of the Securities Exchange, Amplitech became our wholly owned subsidiary and Fawad Maqbool became our principal stockholders. The Securities Exchange was treated as a recapitalization effected through a securities exchange, with Amplitech as the accounting acquirer and the Company the accounting acquiree.  Unless the context suggests otherwise, when we refer in this prospectus to business and financial information for periods prior to the consummation of the Securities Exchange, we are referring to the business and financial information of Amplitech.

In connection with the Securities Exchange, Scott R. Chichester resigned as members of our Board of Directors and as officers of the Company, effective upon the closing of the Securities Exchange.  Also effective upon closing of the Securities Exchange, Fawad Maqbool was appointed as the Chairman of the Board of Directors to fill the vacancies on our Board of Directors created by the resignation of Chichester.  In addition, our Board of Directors appointed Mr. Maqbool as our President, Chief Executive Officer, and Secretary, Louisa Sanfratello as our Chief Financial Officer, all effective upon the closing of the Securities Exchange.

As a result of our acquisition of Amplitech, Amplitech became our wholly owned subsidiary and we have assumed the business and operations of Amplitech.  On July 31, 2012, in anticipation of the closing of the Securities Exchange, we filed with the Secretary of the State of Nevada a Certificate of Amendment to our Articles of Incorporation to change our name from Bayview Acquisition Corp to AmpliTech Group, Inc., to more accurately reflect our new business operations.

Convertible Notes

On the Closing Date, we assumed all the obligations and rights under a number of convertible notes in an aggregate principal amount of $212,500 that were issued by our wholly owned subsidiary AmpliTech, Inc. We cancelled the Original Notes and issued new convertible notes to the original note holders (the “Convertible Notes”). The Convertible Notes has a six-month term and compounds annually and accrues at 8% per annum from the issue date through the maturity date.  The holders are entitled to convert any portion of the outstanding and unpaid amount into our common stock at conversion price of $0.10 per share, subject to adjustments upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate changes.

Results of Operations

For Years Ended December 31, 2011 and December 31, 2010

Revenues

Sales decreased to $906,829 for the year ended December 31, 2011 from $936,392 for the year ended December 31, 2010, a decrease of $29,563, or approximately 3%. This decrease was the direct result of production slowing down significantly over the first nine months of 2011 because of increasing cash flow constraints and the inability to buy parts to fulfill sales orders on a timely basis. Production and related sales improved in the fourth quarter of 2011, which directly resulted from the Company securing a line-of-credit to finance accounts receivable and material purchase orders.

Cost of Goods Sold and Gross Profit

Cost of Goods Sold decreased from $481,040 in 2010 to $348,194 in 2011, a decrease of $132,846, or approximately 28%. This decrease was the direct result of reducing production management salaries and related expenses from 2010 to 2011. As a result, the Gross Profit improved to $558,635, or approximately 62%, for 2011 compared to $455,352, or approximately 49%, for 2010, an overall increase of $103,283.

General and Administrative Expenses

General and administrative expenses decreased from $554,669 in 2010 to $485,994 in 2011, a decrease of $68,675, or approximately 12%. This decrease resulted from a reduction of certain administrative salaries and related expenses as well as rent expense, a direct result of the Company moving in the third quarter of 2011 to a smaller facility at a reduced cost.

Net Income (Loss)

As a result of reducing production costs and overhead expenses described above from 2010 to 2011, the Company had Net Income of $15,458 in 2011 compared to a Net (Loss) of $92,924 in 2010. This represents an overall increase of $108,382 from 2010 to 2011.

For Quarters Ended March 31, 2012 and March 31, 2011

Revenues

Sales increased by $55,941, or approximately 27%, when comparing sales for the three months ended March 31, 2011 of $206,812 to sales for the three months ended March 31, 2012 of $262,753. The increase in sales is directly related to a more efficient production department in the first quarter of 2012 and enhanced cash flow from the ability to utilize the line-of-credit that was secured in September of 2011 to finance accounts receivable and material purchase orders.

Cost of Goods Sold and Gross Profit

Cost of Goods Sold as a percentage of Sales increased by approximately 5% when comparing 42% for the first quarter of 2011 to 47% the first quarter of 2012. This results from the average selling price per unit decreasing for the three months ended March 31, 20112 compared to the three months ended March 31, 2011. This also resulted in a corresponding 5% decrease in Gross Profit as a percentage of Sales. However, overall Gross Profit increased by $17,553, or approximately 15%, when comparing the first quarter 2011 Gross Profit of $120,894 to the first quarter 2012 Gross Profit of $138,839.

General and Administrative Expenses

General and administrative expenses decreased from $120,815 in the first quarter of 2011 compared to $99,368 in the first quarter of 2012, a decrease of $21,447, or approximately 18%. This decrease resulted primarily from a reduction of certain administrative salaries and related expenses when comparing the three months ended March 31, 2011 to the three months ended March 31, 2012.

 Net Income (Loss)

As a result of the above, the Company had Net Income of $15,494 for the three months ended March 31, 2012  compared to a Net (Loss) of $10,060 for the three months ended March 31,  2011. This represents an overall increase of $25,554 when comparing the first quarter of 2012 to the first quarter of 2011.

Liquidity and Capital Resources

We have historically financed our operations through debt from third party lenders, notes from various private individuals and funds advanced from the majority shareholder, who is also the President and CEO of the Company.

As of December 31, 2011 and March 31, 2012, we had $53,963 and $2,743, respectively, in cash and cash equivalents compared to $361 and $12,270 in cash and cash equivalents as of December 31, 2010 and March 31, 2011, respectively. As of December 31, 2010, December 31, 2011 and March 31, 2012 we had a working capital deficit of $276,080, $288,356 and $257,321, respectively, and an accumulated deficit of $359,080, $343,622 and $328,128, respectively.

The net cash provided by operating activities for the year ended December 31, 2010 was $184,282, which was primarily the result of an increased in Customer Deposits, Accounts Payable and Accrued Expenses. The net cash used by operating activities for the year ended December 31, 2011 was $64,026, which resulted primarily from a decrease in Customer Deposits, Accounts Payable and Accrued Expenses.  Net cash provided by operating activities was $20,251 and $77,971 for the three months ended March 31, 2011 and for the three months March 31, 2012, respectively.

The net cash used by financing activities for the year ended December 31, 2010 was $189,713 where such funds were used to make loan repayments and repay the officer that advanced monies to the Company.  Net cash provided by financing activities was $123,128 for the year ended December 31, 2011, which results primarily from factor financing advances and proceeds from Notes Payable.  The net cash used by financing activities for the three months ended was $129,461 and reflects primarily repayments of Notes Payable and factor advances.

We intend to finance our internal growth with cash on hand, cash provided from operations, borrowings, debt or equity offerings, or some combination thereof.  We believe that our cash provided from operations and cash on hand will provide sufficient capital to fund our operations for the next twelve months.

Financing Activities

In September 2011, we entered into a Master Factoring Agreement with a private lender to finance 80% of certain Accounts Receivable, with recourse, plus 50% of Domestic Sales Orders. The total credit facility is $300,000, including a maximum of $50,000 to finance Domestic Sales Orders until such time as they are converted to Accounts Receivable. The discount fee charged by the Factor to finance the Accounts Receivable is 2% of the customer invoice for the first thirty days, plus 1% for each fifteen day period thereafter to a maximum of ninety days at which time the invoice is charged back to the Company with full recourse. The discount fee related to financed Sales Orders is 2% per each thirty day period until converted to Accounts Receivable.

We issued six month promissory note for $25,000 on March 13, 2012. The note accrues interest at a rate of 8% per annum and is payable on September 12, 2012. This note was subsequently exchanged and made part of a Convertible Promissory Note for $50,000 dated May 4, 2012.

Beginning in April 2012, we raised $170,000 and converted other debt in the amount of $42,500 by issuing a series of six month Convertible Promissory Notes. These notes accrue interest at a rate of 8% per annum and are convertible, at the sole discretion of the holder, into shares of common stock representing a 1.25% equity interest in the Company, on a fully diluted basis, for each $25,000 invested.

Critical Accounting Policies

We account for income taxes under the Financial Accounting Standards Board (“FASB”) ASC No. 740, Income Taxes (“ASC 740”).  Under ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Recent Accounting Pronouncements

In October 2009, the FASB issued an Accounting Standard Update (“ASU”) No. 2009-13 (“ASU 2009-13”), which addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services separately rather than as a combined unit and modifies the manner in which the transaction consideration is allocated across the separately identified deliverables. ASU 2009-13 significantly expands the disclosure requirements for multiple-deliverable revenue arrangements. ASU 2009-13 is effective for the first annual reporting period beginning on or after June 15, 2010, and may be applied retrospectively for all periods presented or prospectively to arrangements entered into or materially modified after the adoption date. The adoption of ASU 2009-13 on January 1, 2011 did not have a material effect on the Company’s financial statements upon its required adoption.

In January 2010, the FASB issued guidance to amend the disclosure requirements related to recurring and nonrecurring fair value measurements. The guidance requires new disclosures on the transfers of assets and liabilities between Level 1 (quoted prices in active market for identical assets or liabilities) and Level 2 (significant other observable inputs) of the fair value measurement hierarchy, including the reasons and the timing of the transfers. Additionally, the guidance requires a roll forward of activities on purchases, sales, issuance, and settlements of the assets and liabilities measured using significant unobservable inputs (Level 3 fair value measurements). The guidance became effective for the Company with the reporting period beginning January 1, 2010, except for the disclosure on the roll forward activities for Level 3 fair value measurements, which became effective for the Company with the reporting period beginning July 1, 2011. Other than requiring additional disclosures, adoption of this new guidance did not have a material impact on the Company’s financial statements.

In April 2010, the FASB issued ASU No. 2010-13 (“ASU 2010-13”), which amends ASC 718 – Compensation – Stock Compensation (“ASC 718”) to clarify that a stock-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity securities trades shall not be considered to contain a market, performance, or service condition. Therefore, such an award is not to be classified as a liability if it otherwise qualifies as equity classification. ASU 2010-13 is effective for fiscal years beginning on or after December 15, 2010, and its adoption did not have a material impact on the Company’s financial statements.

In May 2011, the FASB issued ASU No. 2011-04. The amendments in this ASU generally represent clarifications of ASC 820, but also include some instances where a particular principle or requirement for measuring fair value or disclosing information about fair value measurements has changed.  This ASU results in common principles and requirements for measuring fair value and for disclosing information about fair value measurements in accordance with GAAP and International Financial Reporting Standards (“IFRS”).  The amendments in this ASU are to be applied prospectively. For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011. Early adoption by public entities is not permitted.  The Company will adopt the methodologies prescribed by this ASU by the date required and does not anticipate that the ASU will have a material effect on its financial position or results of operations.

In June 2011, the FASB issued ASU No. 2011-05. Under the amendments in this ASU, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. This ASU eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. The amendments in this ASU do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. The amendments in this ASU should be applied retrospectively. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Early adoption is permitted.  The amendments do not require any transition disclosures. Due to the recent nature of this pronouncement, the Company is evaluating when it will adopt of ASU 2011-05, but it is not expected to have a material impact on the Company’s results of operations or financial position.

In September 2011, the FASB issued ASU 2011-08, Intangibles – Goodwill and Other, which simplifies how an entity is required to test goodwill for impairment. This ASU would allow an entity to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. Under the ASU, an entity would not be required to calculate the fair value of a reporting unit unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. The ASU includes a number of factors to consider in conducting the qualitative assessment.  The ASU is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011.  Early adoption is permitted. This standard is not expected to have a material impact on the Company’s results of operations or financial position.

Off-Balance Sheet Arrangements

As of March 31, 2012, we did not have any off-balance sheet arrangements.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the name and age of officers and director as of the date hereof. Our executive officers are elected annually by our board of directors. Our executive officers hold their offices until they resign, are removed by the Board, or his successor is elected and qualified.

Name	Age	Position

Fawad Maqbool (1)	51	Chairman, President, Chief Executive Officer, Treasurer and Secretary
Louisa Sanfratello (2)	47	Chief Financial Officer

(1)	Mr. Maqbool was appointed as our Chairman, President, Chief Executive Officer, Treasurer and Secretary on August 13, 2012 upon the closing of the Share Exchange.

(2)	Ms. Sanfratello was appointed as our Chief Financial Officer on August 13, 2012 upon the closing of the Share Exchange.

Mr. Fawad Maqbool

Fawad Maqbool, age 51, has served as the President, Chief Executive Officer and Chairman of the Board of Directors since founding Amplitech, Inc. 2002. He has also been the majority shareholder of the Company since its inception. Prior to founding Amplitech, Inc., Mr. Maqbool was the President of Aeroflex Amplicomm, Inc. for 2000 and 2001. His duties included, among other things, overseeing the design and development of amplifiers specifically for fiber optic communication applications. Mr. Maqbool was with MITEQ, Inc. from 1987 through 1999 where he began as an Engineering Group Leader and ultimately held the title of Department Head responsible for a staff of thirty-two consisting of engineers, technicians, assemblers and support personnel. His professional career began with the Hazeltine Corporation in 1983 where he was a Microwave Design Engineer through 1986. Mr. Maqbool received bachelor degrees in electrical engineering (major in microwaves and RF) and biomedical engineering from the City College of New York. He subsequently earned a masters degree in electrical engineering (major in microwaves and RF) from Polytechnic University.

Through his prior service, Mr. Maqbool possesses the knowledge and experience in microwaves and RF electrical engineering that aids him in efficiently and effectively indentifying and executing the Company’s strategic priorities.

Ms. Sanfratello

Louisa Sanfratello, CPA, age 47, has been a self-employed independent accountant servicing numerous clients in various industries since 1998. One of her clients is the local chapter of Make a Wish Foundation where she serves as the Treasurer. Ms. Sanfratello was the Controller of The New Interdisciplinary School from 1991 through 1997 where she was responsible for the preparation of financial statements and coordination of all outside audits, reporting directly to the executive director. Her duties included the day-to-day financial management of the organization including projection of cash flow requirements. Ms. Sanfratello began her professional career in 1987 with the public accounting firm of Holtz Rubenstein & Company where she was a member of the audit staff until 1990. Ms. Sanfratello received a bachelor degree (magna cum laude) in business administration – accounting from Dowling College.

Family Relationship

There are no family relationships between any of our directors or executive officers.

Employment Agreements

As of the filing of this prospectus, we have not entered into employment agreements with our executive officers and director.

Board of Directors

Our sole director holds office until the next annual meeting of shareholders and until his successor has been duly elected and qualified. Officers are elected by and serve at the discretion of the board of directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our director or executive officers has, during the past ten years:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
•
had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•
been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•
been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•
been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•
been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Code of Ethics

We currently do not have a code of ethics that applies to our officers, employees and director, including our Chief Executive Officer, however, we are in the process of formulating a code of ethics and intend to adopt one in the near future.

Corporate Governance and Limitations on Directors' and Officers' Liability

Our directors and officers are indemnified as provided by general corporation law of the Nevada Revised Statutes, as amended (“NRS”), and our articles of incorporation and By-laws the Company.

Under the NRS, director immunity from liability to a company or its stockholders for monetary liabilities applies automatically unless it is specifically limited by a company’s articles of incorporation which is not the case with our articles of incorporation. Excepted from that immunity are:

(1) a willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest;

(2) a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

(3) a transaction from which the director derived an improper personal profit; and

(4) willful misconduct.

Our Articles of Incorporation and By-laws provide are silent with respect to indemnification.

EXECUTIVE COMPENSATION

The following sets forth information with respect to the compensation awarded or paid to our principal executive officer and the two other highest paid executive officers for all services rendered in all capacities to us and our subsidiaries in fiscal 2011 and 2010. These three executive officers are referred to as the “named executive officers” throughout this prospectus.

Summary Compensation Table

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named person for services rendered in all capacities during the noted periods.

Summary Compensation of Named Executive Officers

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Fawad Maqbool (1)	2011	101,923	-	-	-	101,923
Chairman, President and Chief Executive Officer	2010	87,885	-	-	-	87,885
			-	-	-
Scott R. Chichester (2)	2011	0	-	-	-	0
Former President	2010	0	-	600	-	600
			-	-	-
Louisa Sanfratello (3)	2011	1,650	-	-	-	1,650
Chief Financial Officer	2010	-	-	-	-	-

(1)	Represents Ms. Maqbool’s compensation from AmpliTech, Inc. for 2011 and 2010.
(2)
Mr. Chichester served as our President since inception and resigned as from such position on August 13, 2012 upon the closing of the Share Exchange. Mr. Chichester’s resignation was not a result of any disagreement with the Company on any matters relating to the Company’s operations, policies (including accounting or financial policies) or practices. December 2011.

(3)	Represents Ms. Sanfratello’s compensation from mid-December 2011, the commencement of her employment with AmpliTech, Inc. to December 31, 2011.

Outstanding Equity Awards at Fiscal Year End

None of our executive officers received any equity awards, including, options, restricted stock or other equity incentives during the fiscal year ended December 31, 2011 and 2010.

Compensation of Directors

During the year ended December 31, 2011 and 2010, the former sole director Scott R. Chichester did not receive any compensation solely for service as a director.

Our sole director Fawad Maqbool will not receive any compensation solely for service as a director. It is our current policy that our director is reimbursed for reasonable out-of-pocket expenses incurred in attending each board of directors meeting or meeting of a committee of the board of directors.

Compensation Committee Interlocks and Insider Participation

During the fiscal years of 2011 and 2010, we did not have a standing compensation committee. Our board of directors was responsible for the functions that would otherwise be handled by the compensation committee. The sole director conducted deliberations concerning executive officer compensation, including directors who were also executive officers. None of our executive officers has served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity, any of whose executive officers served on our Board or Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our voting securities by (i) each director and named executive officer, (ii) all executive officers and directors as a group; and (iii) each shareholder known to be the beneficial owner of 5% or more of the outstanding ordinary shares of the Company as of August 13, 2012.

Beneficial ownership is determined in accordance with the rules of the SEC.  Generally, a person is considered to beneficially own securities: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, and (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days (such as through exercise of stock options or warrants).  For purposes of computing the percentage of outstanding shares held by each person or group of persons, any shares that such person or persons has the right to acquire within 60 days of August 13, 2012are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.  The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership.  Unless otherwise indicated below, the address of each person listed in the table below is c/o 35 Carlough Rd. #3, Bohemia, NY 11716.

	Amount and Nature of Beneficial Ownership
	Common Stock (1)
Name and Address of Beneficial Owner	No. of Shares	% of Class
Directors and Officers
Fawad Maqbool, Chairman, President, and Chief Executive Officer	12,015,280	67.22%
Louisa Sanfratello, Chief Financial Officer	200,000	1.12
All officers and directors as a group (2 persons)	12,215,280	68.34%

5% Security Holders
David Behanna (3) 36 Mount Grey Road, Setauket, New York 11733	1,658,000	9.28%

(1)
Based on 17,875,000 shares of common stock issued and outstanding as of August 13, 2012. For each beneficial owner above, the number of shares of common stock into which Convertible Notes held by such beneficial owner are convertible within 60 days of August 13, 2012 have been included in the number of ordinary shares owned by such beneficial owner.

(2)
Includes (i) 1,000,000 shares of common stock held by DRB Consulting, Inc., of which David Behanna is the President of DRB Consulting, Inc. and thus has voting and dispositive control over securities held by it; (ii)  250,000 shares of common stock held by Laura Behanna, wife of David Behanna; (iii) 204,000 shares of common stock each held by Kimberly Behanna and Sarah Behanna, daughter so David Behanna.

Changes in Control

We do not currently have any arrangements which if consummated may result in a change of control of our Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

The following sets forth a summary of transactions since the beginning of the fiscal year of 2011, or any currently proposed transaction, in which the Company was to be a participant and the amount involved exceeded or exceeds $120,000 and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

•
Our officer and director Fawad Maqbool, who is the majority stockholder, advanced to the Company for working capital. The amount due is unsecured, non-interest bearing and is payable upon demand. The highest principal amount of such advance was $85,611, of which $28,392 was repaid during 2011. The balance at December 31, 2011 was $57,219.

Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons

We expect to prepare and adopt a written related-person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of our policy only, a “related-person transaction” will be a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000 or one percent of the average of the Company’s total assets at the year-end for 2011 and 2010. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person will not be covered by this policy. A related person will be any executive officer, director or a holder of more than five percent of our ordinary shares, including any of their immediate family members and any entity owned or controlled by such persons.

We anticipate that, where a transaction has been identified as a related-person transaction, the policy will require management to present information regarding the proposed related-person transaction to our audit committee (or, where approval by our audit committee would be inappropriate, to another independent body of our board of directors) for consideration and approval or ratification. Management’s presentation will be expected to include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available.

To identify related-person transactions in advance, we are expected to rely on information supplied by our executive officers, directors and certain significant shareholders. In considering related-person transactions, our board of directors will take into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;
•	the effect on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
•	the terms of the transaction;
•	the availability of other sources for comparable services or products; and
•	the terms available to or from, as the case may be, unrelated third parties or to or from our employees generally.

We also expect that the policy will require any interested director to excuse himself or herself from deliberations and approval of the transaction in which the interested director is involved.

Promoters and Certain Control Persons

A “promoter” within the definition of 12b-2 includes (i) any person who, acting alone or in conjunction with one or more other persons, directly or indirectly takes initiative in founding and organizing the business or enterprise of an issuer; or (ii) any person who, in connection with the founding and organizing of the business or enterprise of an issuer, directly or indirectly receives in consideration of services or property, or both services and property, 10 percent or more of any class of securities of the issuer or 10 percent or more of the proceeds from the sale of any class of such securities.

We have no knowledge of any person who would be deemed a “promoter” of our company during the past five years within the meaning of Rule 405 under the Securities Act, except as follows:

Mr. Scott R. Chichester, who was a officer and director at the inception of the Company, may come into the definition of promoter as person taking initiative in founding and organizing the business of the company. At inception, the Company issued 60,000 shares of common stock or 60% of the number of the outstanding ordinary shares at the time of the issuance, at par value of 0.001to Mr. Chichester. The shares Mr. Chichester beneficially owns may be deemed an item of value received from the Company as a promoter.

Mr. Lawrence Adams, who was the secretary at the inception of the Company, may come into the definition of promoter as person taking initiative in founding and organizing the business of the company. At inception, the Company issued 40,000 shares of common stock or 40% of the number of the outstanding ordinary shares at the time of the issuance, at par value of 0.001to Mr. Lawrence. The shares Mr. Lawrence beneficially owns may be deemed an item of value received from the Company as a promoter.

Director Independence

Because our common stock is not currently listed on a national securities exchange, we have used the definition of “independence” of The NASDAQ Stock Market to make this determination.  NASDAQ Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the company or any other individual having a relationship which, in the opinion of the company’s Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  The NASDAQ listing rules provide that a director cannot be considered independent if:

•	the director is, or at any time during the past three years was, an employee of the company;
•
the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

•	a family member of the director is, or at any time during the past three years was, an executive officer of the company;
•
the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

•
the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the company served on the compensation committee of such other entity; or

•
the director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

We do not currently have any independent director in light of the NASDAQ Listing Rule 5605(a)(2) and the standards established by the SEC.

We do not currently have a separately designated audit, nominating or compensation committee.

LEGAL MATTERS

The validity of the ordinary shares offered by this prospectus and certain other legal matters as to Nevada will be passed upon for us by Anslow & Jaclin, LLP, with the address of 195 US Highway 9, Suite 204, Manalapan, NJ 07726.
EXPERTS

Our audited consolidated financial statements appearing in this prospectus and registration statement have been audited by Sam Kan & Company, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We filed with the SEC a registration statement under the Securities Act for the common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our ordinary shares, we refer you to the registration statement and the exhibits that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement include material provisions but are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement.

We file annual, quarterly, and current reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at www.sec.gov. You may also read and copy, at the SEC’s prescribed rates, any document we file with the SEC, including the registration statement (and its exhibits) of which this prospectus is a part, at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

AmpliTech, Inc.
Index To Financial Statements
For The Years Ended December 31, 2010 and 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
AmpliTech, Inc.

We have audited the accompanying balance sheet of AmpliTech, Inc. (the “Company”) as of December 31, 2011 and 2010, and the related statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial positions of the Company as of December 31, 2011 and 2010, and the results of its operations and cash flows for the years then ended were in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 14 to the financial statements, the Company has suffered losses from the year of 2010 and generated minimal profit in the year of 2011, and has experienced working capital deficit, which raises substantial doubt about the Company's ability to continue as a going concern.  Management's plans in regard to those matters are also described in Note 14 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Date: July 5, 2012	By:	/s/ Sam Kan & Company
Sam Kan & Company
Alameda, California

AmpliTech , Inc.
Balance Sheets
As of December 31, 2010 and 2011

	2011	2010
Assets

Current Assets

Cash and Cash Equivalents	$53,963	$361
Accounts Receivable	121,684	136,461
Inventory	199,868	201,572
Tax Credit Receivable	48,254	48,254

Total Current Assets	423,769	386,648

Property and Equipment, Net of
Accumulated Deprecaition	95,219	130,957
Deferred Financing Costs, Net of
Accumulateed Amortization	11,565	13,344
Security Deposits	5,375	9,060

Total Assets	$535,928	$540,009

Liabilities and Stockholders' Equity

Current Liabilities

Accounts Payable and
Accrued Expenses	$190,031	$304,090
Customer Deposits	67,649	129,378
Payroll Taxes Payable	54,419	21,298
Notes Payable	174,983	131,624
Factor Financing	184,499	-
Current Portion of Capital Lease	4,864	11,190
Current Portion of Loans Payable	35,680	65,148

Total Current Liabilities	712,125	662,728

Long-Term Liabilities

Capital Lease	-	4,864
Loans Payable	110,206	145,886
Due to Officer	57,219	85,611

Total Liabilities	879,550	899,089

Commitments and Contingencies

Stockholders' Deficit

Common Stock, no par value, 200
shares authorized, 147 shares
issued and outstanding	-	-
Additional Paid-In Capital	142,200	142,200
Accumulated Deficit	(485,822)	(501,280)

Total Stockholders' Deficit	(343,622)	(359,080)

Total Liabilities and
Stockholders' Deficit	$535,928	$540,009

See accompanying notes to financial statements

AmpliTech , Inc.
Statements of Operations
For The Years Ended December 31, 2010 and 2011

	2011	2010

Sales, Net	$906,829	$936,392

Cost of Goods Sold	348,194	481,040

Gross Profit	558,635	455,352

General and Administrative	485,994	554,669

Income (Loss) From Operations	72,641	(99,317)

Other Income (Expenses);

Other Income	-	74,362
Interest Expense	(46,494)	(63,846)
Other Expenses	(10,689)	(4,123)

Income (Loss) Before Income Taxes	15,458	(92,924)

Provision (Credit) For Income Taxes	-	-

Net Income (Loss)	15,458	(92,924)

Basic and Diluted Income (Loss) per Share	$105.16	$(632.14)

Weighted Average Number of Shares
Outstanding, Basic and Diluted	147	147

See accompanying notes to financial statements

Amplitech, Inc.
Statements of Stockholders' Equity
For the years ended December 31, 2010 and 2011

	Common Stock		Additional		Total
	Number of	Par	Paid-In	Accumulated	Stockholders'
	Shares	Value	Capital	Deficit	Equity

Balance, December 31, 2009	147	$-	$142,200	$(408,356)	$(266,156)

Net (loss) for the year ended
December 31, 2010				(92,924)	(92,924)

Balance, December 31, 2010	147	-	142,200	(501,280)	$(359,080)

Net income for the year ended
December 31, 2011				15,458	15,458

Balance, December 31, 2011	147	-	142,200	(485,822)	(343,622)

See accompanying notes to financial statements

AmpliTech, Inc.
Statements of Cash Flows
For The Years Ended December 31, 2010 and 2011

	2011	2010
Cash Flows from Operating Activities:

Net Income (Loss)	$15,458	$(92,924)

Adjustments to reconcile net income (loss) to
net cash provided (used) by operating activities:

Depreciation and Amortization	43,017	42,626
Changes in Operating Assets and Liabilities:
Accounts Receivable	14,777	(23,293)
Inventory	1,704	(44,829)
Tax Credit Receivable	-	18,128
Security Deposits	3,685	(100)
Accounts Payable and
Accrued Expenses	(114,059)	209,131
Customer Deposits	(61,729)	97,696
Payroll Taxes Payable	33,121	(22,153)

Total Adjustments	(79,484)	277,206

Net cash provided (used) by operating activities	(64,026)	184,282

Cash Flows from Investing Activities:

Purchase of Property and Equipment	(5,500)	-

Net cash (used) by financing activities	(5,500)	-

Cash Flows from Financing Activities:

Increase in Notes Payable, Net of Repayments	43,359	25,898
Advances From Factor Financing, Net	184,499	-
Loan Repayments	(65,148)	(62,689)
Capital Equipment Lease Payments	(11,190)	(10,540)
Decrease in Due to Officer	(28,392)	(142,382)

Net cash provided (used) by financing activities	123,128	(189,713)

Net increase (decrease) in cash and cash equivalents	53,602	(5,431)

Cash and Cash Equivalents, Beginning of Period	361	5,792

Cash and Cash Equivalents, End of Period	$53,963	$361

Supplemental disclosures:

Interest and Taxes paid:

Interest Expense	$46,494	$63,846
Income Taxes	$510	$1,083

See accompanying notes to financial statements

AmpliTech, Inc.
Notes To Financial Statements
For The Years Ended December 31, 2010 and 2011

(1)   Organization and Business Description

AmpliTech, Inc. (“AmpliTech” or “the Company”) was incorporated under the laws of the State of New York on October 18, 2002. AmpliTech designs, engineers and assembles micro-wave component based low noise amplifiers (“LNA”) that meet individual customer specifications. Application of the Company’s proprietary technology results in maximum frequency gain with minimal background noise distortion as required by each customer. The Company has both domestic and international customers in such industries as aerospace, governmental defense, commercial satellite.

(2)   Summary of Significant Accounting Policies

Basis of Accounting

The accompanying financial statements have been prepared using the accrual basis of accounting.

Cash and Cash Equivalents

The Company considers deposits that can be redeemed on demand and investments that have original maturities of less than three months, when purchased, to be cash equivalents. As of December 31, 2010 and 2011 the Company’s cash and cash equivalents were deposited primarily in one financial institution.

Allowance for Doubtful Accounts

The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. The Company’s estimate is based on historical collection experience and a review of the current status of Accounts Receivable. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change in the future.

Depreciation and Amortization

Property and equipment are recorded at cost. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method for financial statement purposes. The Company uses other depreciation methods (generally, accelerated depreciation methods) for tax purposes where appropriate. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the remaining lease term or the estimated useful lives of the improvements.

AmpliTech, Inc.
Notes To Financial Statements
For The Years Ended December 31, 2010 and 2011

Income Taxes

The Company accounts for income taxes under the provisions of Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 740 “Income Tax”. ASC 740 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns.  Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement carrying amounts and tax bases of certain assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. The deferred tax assets and liabilities are classified according to the financial statement classification of the assets and liabilities generating the differences. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company has adopted the provisions of FASB ASC 740-10-05 “Accounting for Uncertainty in Income Taxes”. The ASC clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. The ASC prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The ASC provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. At December 31, 2010 and 2011, the Company had no material unrecognized tax benefits.

Income (Loss)Per Common Share

Basic loss per share is computed by dividing the net loss attributable to the common stockholders by the weighted-average number of shares of common stock outstanding during the period. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if potentially dilutive common shares (such as stock options and convertible securities) had been issued and if the additional common shares were dilutive.  There were no dilutive financial instruments issued or outstanding for the periods presented.

Inventory Obsolescence

Inventory quantities and related values are analyzed at the end of each fiscal quarter to determine those items that are slow moving or obsolete. An inventory reserve is recorded for those items determined to be slow moving with a corresponding charge to cost of goods sold. Inventory items that are determined obsolete are written off currently with a corresponding charge to cost of goods sold.

AmpliTech, Inc.
Notes To Financial Statements
For The Years Ended December 31, 2010 and 2011

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for the periods presented. Actual results could differ from those estimates.

Recent Accounting Pronouncements

In October 2009, the FASB issued an Accounting Standard Update (“ASU”) No. 2009-13 (“ASU 2009-13”), which addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services separately rather than as a combined unit and modifies the manner in which the transaction consideration is allocated across the separately identified deliverables. ASU 2009-13 significantly expands the disclosure requirements for multiple-deliverable revenue arrangements. ASU 2009-13 is effective for the first annual reporting period beginning on or after June 15, 2010, and may be applied retrospectively for all periods presented or prospectively to arrangements entered into or materially modified after the adoption date. The adoption of ASU 2009-13 on January 1, 2011 did not have a material effect on the Company’s financial statements upon its required adoption.

In January 2010, the FASB issued guidance to amend the disclosure requirements related to recurring and nonrecurring fair value measurements. The guidance requires new disclosures on the transfers of assets and liabilities between Level 1 (quoted prices in active market for identical assets or liabilities) and Level 2 (significant other observable inputs) of the fair value measurement hierarchy, including the reasons and the timing of the transfers. Additionally, the guidance requires a roll forward of activities on purchases, sales, issuance, and settlements of the assets and liabilities measured using significant unobservable inputs (Level 3 fair value measurements). The guidance became effective for the Company with the reporting period beginning January 1, 2010, except for the disclosure on the roll forward activities for Level 3 fair value measurements, which became effective for the Company with the reporting period beginning July 1, 2011. Other than requiring additional disclosures, adoption of this new guidance did not have a material impact on the Company’s financial statements.

In April 2010, the FASB issued ASU No. 2010-13 (“ASU 2010-13”), which amends ASC 718 – Compensation – Stock Compensation (“ASC 718”) to clarify that a stock-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity securities trades shall not be considered to contain a market, performance, or service condition. Therefore, such an award is not to be classified as a liability if it otherwise qualifies as equity classification. ASU 2010-13 is effective for fiscal years beginning on or after December 15, 2010, and its adoption did not have a material impact on the Company’s financial statements.

AmpliTech, Inc.
Notes To Financial Statements
For The Years Ended December 31, 2010 and 2011

In May 2011, the FASB issued ASU No. 2011-04. The amendments in this ASU generally represent clarifications of ASC 820, but also include some instances where a particular principle or requirement for measuring fair value or disclosing information about fair value measurements has changed.  This ASU results in common principles and requirements for measuring fair value and for disclosing information about fair value measurements in accordance with GAAP and International Financial Reporting Standards (“IFRS”).  The amendments in this ASU are to be applied prospectively. For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011. Early adoption by public entities is not permitted.  The Company will adopt the methodologies prescribed by this ASU by the date required and does not anticipate that the ASU will have a material effect on its financial position or results of operations.

In June 2011, the FASB issued ASU No. 2011-05. Under the amendments in this ASU, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. This ASU eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. The amendments in this ASU do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income.

The amendments in this ASU should be applied retrospectively. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Early adoption is permitted.  The amendments do not require any transition disclosures. Due to the recent nature of this pronouncement, the Company is evaluating when it will adopt of ASU 2011-05, but it is not expected to have a material impact on the Company’s results of operations or financial position.

In September 2011, the FASB issued ASU 2011-08, Intangibles – Goodwill and Other, which simplifies how an entity is required to test goodwill for impairment. This ASU would allow an entity to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. Under the ASU, an entity would not be required to calculate the fair value of a reporting unit unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. The ASU includes a number of factors to consider in conducting the qualitative assessment.  The ASU is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011.  Early adoption is permitted. This standard is not expected to have a material impact on the Company’s results of operations or financial position.

AmpliTech, Inc.
Notes To Financial Statements
For The Years Ended December 31, 2010 and 2011

(3)   Inventory

Inventory, which consists primarily of raw materials, is stated at the lower of cost (first-in, first-out basis) or market (net realizable value). The Inventory value at December 31, 2010 and 2011 was as follows;

	2011	2010
Raw Materials	$137,462	$156,385
Work-in Progress	23,535	17,585
Finished Goods	35,145	27,602
Engineering Models	3,726	-
Total	$199,868	$201,572

There is no reserve for obsolescence at December 2010 and 2011.

(4)   Tax Credit Receivable

The Tax Credit Receivable represents the amount due from a New York State tax credit incentive program based on approximately 15% of qualified research and development expenditures the Company incurred in 2010. This program allowed qualified companies to participate for a maximum of three years. AmpliTech participated in this program from 2008 through 2010. (See Note 8)

(5)   Property and Equipment

Property and Equipment with estimated useful lives of seven and ten years consisted of the following at December 31, 2010 and 2011;

	2011	2010
Lab Equipment	$380,558	$377,158
Furniture and Fixtures	11,568	9,468
	392,126	386,626
Less: Accumulated Depreciation	(296,907)	(255,669)
	$95,219	$130,957

Depreciation expense for 2010 and 2011 was $40,847 and $41,238, respectfully

AmpliTech, Inc.
Notes To Financial Statements
For The Years Ended December 31, 2010 and 2011

(6)   Deferred Financing Costs

Deferred Financing Costs of $17,792 were incurred directly related to a Small Business Administration (“SBA”) funded loan the Company obtained in 2008 and are being amortized on a straight line basis over ten years. Accumulated amortization as of December 31, 2010 and 2011 was $4,448 and $6,227, respectfully. Amortization expense for both 2010 and 2011 was $1,779.

(7)   Notes Payable

Notes Payable at December 31, 2010 and 2011 include demand notes totaling $78,458 and $107,043, respectfully, from several individuals and one corporation, with interest rates ranging from 0% to 12% per annum. Accrued interest related to these notes was $10,400 and $11,840 as of December 31, 2010 and 2011, respectively. Interest expense related to these notes for both 2010 and 2011 was $1,440.

A note from an individual for $25,000 dated March 1, 2011 was due on May 31, 2011 together with interest at a rate of 2% per annum. AmpliTech defaulted on this note and subsequently agreed to repay $25,500, including interest of $500, plus $2,981 for legal fees and related expenses (See Note 15). The interest, legal fees and related expenses totaling $3,481 have been accrued for as of December 31, 2011.

Notes Payable at December 31, 2010 and 2011 included $53,166 and $42,940, respectfully, related to two separate bank lines of credit that expired prior to 2010. As such, there is no current availability on either facility. The current minimum monthly payments are approximately $375 and 725, including interest at prime plus 4.85% and prime plus 11.50%, respectively. One Note with a balance of $30,537 at December 31, 2011 was re-negotiated in March 2012 (See Note 15). The other note is being paid as per the original agreement.

(8)   Factor Financing

In September 2011, AmpliTech entered into a Master Factoring Agreement with a private lender to finance 80% of certain Accounts Receivable, with recourse, plus 50% of Domestic Sales Orders. The total credit facility is $300,000, including a maximum of $50,000 to finance Domestic Sales Orders until such time as they are converted to Accounts Receivable. The discount fee charged by the Factor to finance the Accounts Receivable is 2% of the customer invoice for the first thirty days, plus 1% for each fifteen day period thereafter to a maximum of ninety days at which time the invoice is charged back to the Company with full recourse. The discount fee related to financed Sales Orders is 2% per each thirty day period until converted to Accounts Receivable. The outstanding balances owed to the Factor at December 31, 2011 for financed Accounts Receivable and Domestic Sales Orders are $94,363 and $50,000, respectively.

AmpliTech, Inc.
Notes To Financial Statements
For The Years Ended December 31, 2010 and 2011

As part of the Master Factoring Agreement, the lender also agreed to advance $40,136 against the Tax Credit Receivable from New York State of $48,254 (See Note 4). The discount fee related to this balance is 2% per each thirty day period until payment is received from New York State. This advance was converted to a six month Promissory Note on December 6, 2011, ninety days from the original advance date, with accrued discount fees of $3,426 recorded at that time. This Note is payable each month based on a fixed principal payment of $6,689, plus interest on the unpaid balance at approximately 29% per annum. (See Note 15)

(9)   Capital Lease

AmpliTech entered into a thirty-six month lease agreement to finance certain lab equipment in May 2009 with a bargain purchase option of $1. As such, the Company has accounted for this transaction as a Capital Lease as follows, assuming an imputed 6% annual interest rate;

Total rental payments	$35,532
Less: Discount at 6%	(3,074)
Principal balance	$32,458

Annual discounted principal payments over the term of this lease are as follows;

2009	$5,864
2010	10,540
2011	11,190
2012	4,864
Total	$32,458

(10)   Loans Payable

Loans payable at December 31, 2010 and 2011 consisted of the following;

	2011	2010

Two SBA backed working capital loans at prime plus 2.75% per annum. Current monthly payments, including interest, are $2,215 and $3,633. These loans mature in February 2012 and September 2015, respectively.	$145,886	$211,034
Less: Current Portion	(35,680)	(65,148)
Loans Payable, Net of Current Portion	$110,206	$145,886

AmpliTech, Inc.
Notes To Financial Statements
For The Years Ended December 31, 2010 and 2011

The SBA loan that matured in February 2012 with a balance of $31,562 at December 31, 2010 was paid off in September 2011 as part of the Factor Financing (See Note 8).

Future maturities of Loans Payable as of December 31, 2010 and 2011 are as follows;

	2011	2010
2011		$65,148
2012	$35,680	35,680
2013	37,921	37,921
2014	40,303	40,303
2015	31,982	31,982
	$145,886	$211,034

Interest expense related to these loans for 2010 and 2011 was approximately $14,400 and $11,700, respectively.

(11)   Due to Officer

The balance at December 31, 2010 and 2011 represents monies advanced to the Company by an officer, who is also the majority stockholder, for working capital. The amount due is unsecured, non-interest bearing and is payable upon demand. The balance is classified as non-current in the accompanying Balance Sheet because a demand for repayment is not anticipated during the next year.

(12)   Income Taxes

The provision for (benefit from) income taxes for the years ended December 31, 2010 and 2011 are as follows, assuming a combined effective tax rate of approximately 40%:

AmpliTech, Inc.
Notes To Financial Statements
For The Years Ended December 31, 2010 and 2011

	Years Ended
	December 31,
	2011	2010

Federal and state
taxable income	$6,183	$-
Total current tax provision	6,183	-
Federal and state
loss carryforwards	-	37,170
Change in valuation allowance	6,183	(37,170)
Total deferred tax provision	(6,183)	-
Total income tax provision	$-	$-

The Company had deferred tax income tax assets as of December 31, 2010 and 2011 as follows:

	December 31,
	2011	2010
Loss carryforwards	$187,897	$194,080
Less: valuation allowance	(187,897)	(194,080)
Total net deferred tax assets	$-	$-

The Company has maintained a full valuation allowance against the total deferred tax assets for all periods due to the uncertainty of future utilization.

As of December 31, 2011, the Company has net operating loss carry forwards of $469,743 that expire in various years through 2031.

AmpliTech, Inc.
Notes To Financial Statements
For The Years Ended December 31, 2010 and 2011

(13)  Commitments and Contingencies:

The Company rents office space under a non-cancelable operating lease agreement that commenced in July 2011 and expires in June 2012. In the normal course of business, it is expected that this lease will be renewed or replaced by a lease on other property with similar terms. The future monthly rental payments required under this operating lease agreement through June 30, 2011 is $16,950.

In September 2011, the Company entered into an agreement with a Consultant to provide accounting, tax, finance and management consulting services. The agreement is effective for a one year term and automatically renews for successive terms unless the Company or Consultant provides at least 90 day written notice prior to the renewal date. Fees for services are charged at $85 per hour for actual time incurred, plus additional fees for assisting the Company in raising debt financing or equity capital, determined on a case by case basis.

(14)   Going Concern Uncertainty

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, which contemplates the Company continuing as a going concern. As of December 31, 2011, the Company had a working capital deficit of $288,356 and an Accumulated Deficit of $485,822. Additionally, there was a net loss of $92,924 for the year ended December 31, 2010 and there was minimal profit of $15,458 for the year ended December 31, 2011. These factors raise substantial doubt as to the ability of the Company to continue as a going concern. However, the Company plans to improve its financial condition by raising additional working capital from the issuance of Convertible Promissory Notes (See Note 15). Also, the Company plans to pursue new customers and acquisition prospects in order to improve operations. However, there is no assurance that the Company will be successful in accomplishing these objectives. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

(15)   Subsequent Events

In March 2012, The Company entered into a settlement agreement to repay $25,500, including interest of $500, plus $2,981 for legal fees and related expenses, for a note payable to individual that had defaulted in May 2011 (See Note 7). The settlement stipulates four consecutive monthly payments of $2,500 beginning in March 2012 with the balance of $18,481 payable in July 2012.

AmpliTech, Inc.
Notes To Financial Statements
For The Years Ended December 31, 2010 and 2011

The Tax Credit Receivable was received in March 2012 in the amount of $43,438, the balance due of $48,254 less other outstanding state taxes in the amount of $4,816.  As per the Master Factoring Agreement, this payment was remitted to the lender to satisfy the balance due related to the Promissory Note dated December 6, 2011 (See Note 8)

The Company issued six month promissory note for $25,000 on March 13, 2012. The note accrues interest at a rate of 8% per annum and is payable on September 12, 2012. This note was subsequently exchanged and made part of a Convertible Promissory Note for $50,000 dated May 4, 2012 (See below).

On March 20, 2012, AmpliTech signed a Letter of Intent to merge with an existing Public Company. The purchase price shall be equal to 94% of the issued and outstanding stock of the Public Company in exchange for 100% of the Company’s shares.

Beginning in April 2012, the Company has raised $170,000 and converted other debt in the amount of $42,500 by issuing a series of six month Convertible Promissory Notes.  These notes accrue interest at a rate of 8% per annum and are convertible, at the sole discretion of the holder, into shares of common stock representing a 1.25% equity interest in the Company, on a fully diluted basis, for each $25,000 invested.

The bank Note Payable with a balance of $30,537 at December 31, 2011 was re-negotiated in March 2012 (See Note 7). This Note was converted to a twenty four month term loan to be repaid in equal monthly installments of $1,233, plus interest at prime plus 10.5%.

In April 2012, the Company executed an agreement with a law firm to assist in the preparation and filing of an S-1 registration statement with the Securities and Exchange Commission (“SEC”) for $40,000. Pursuant to the agreement, the Company paid the law firm a retainer of $10,000. An additional $10,000 is due when the registration statement has been filed with the SEC, $10,000 is due when the S-1 becomes effective and the final $10,000 is due when the Company’s stock is listed and trading on the OTC Bulletin Board.

AmpliTech , Inc.
Balance Sheets
As of December 31, 2011 and March 31, 2012 (Unaudited)

	March 31,	December 31,
	2011	2011
Assets	(Unaudited)

Current Assets

Cash and Cash Equivalents	$2,473	$53,963
Accounts Receivable	80,024	121,684
Inventory	169,151	199,868
Tax Credit Receivable	-	48,254

Total Current Assets	251,648	423,769

Property and Equipment, Net of
Accumulated Deprecaition	82,694	95,219
Deferred Financing Costs, Net of
Accumulateed Amortization	11,115	11,565
Security Deposits	5,375	5,375

Total Assets	$350,832	$535,928

Liabilities and Stockholders' Equity

Current Liabilities
Accounts Payable and
Accrued Expenses	$162,433	$190,031
Customer Deposits	40,055	67,649
Payroll Taxes Payable	38,842	54,419
Notes Payable	136,390	174,983
Factor Financing	92,494	184,499
Current Portion of Capital Lease	915	4,864
Current Portion of Loans Payable	37,840	35,680

Total Current Liabilities	508,969	712,125

Long-Term Liabilities

Capital Lease	-	-
Loans Payable	128,710	110,206
Due to Officer	41,281	57,219
Total Liabilities	678,960	879,550

Commitments and Contingencies

Stockholders' Deficit

Common Stock, no par value, 200
shares authorized, 147 shares
issued and outstanding	-	-
Additional Paid-In Capital	142,200	142,200
Accumulated Deficit	(470,328)	(485,822)

Total Stockholders' Deficit	(328,128)	(343,622)

Total Liabilities and
Stockholders' Deficit	$350,832	$535,928

See accompanying notes to financial statements

AmpliTech, Inc.
Statements of Operations
For The Three Months Ended March 31, 2011 and 2012
(Unaudited)

	March 31,	March 31,
	2012	2011

Sales, Net	$262,753	$206,812

Cost of Goods Sold	123,914	85,918

Gross Profit	138,839	120,894

General and Administrative	99,368	120,815

Income (Loss) From Operations	39,471	79

Other Income (Expenses);

Interest Expense	(17,570)	(7,600)
Other Expenses	(6,407)	(2,539)

Income (Loss) Before Income Taxes	15,494	(10,060)

Provision (Credit) For Income Taxes	-	-

Net Income (Loss)	15,494	(10,060)

Basic and Diluted Income (Loss) per Share	$105.40	$(68.44)

Weighted Average Number of Shares
Outstanding, Basic and Diluted	147	147

See accompanying notes to financial statements

Amplitech, Inc.
Statements of Stockholders' Equity
For the three months ended March 31, 2012
(Unaudited)

	Common Stock		Additional		Total
	Number of	Par	Paid-In	Accumulated	Stockholders'
	Shares	Value	Capital	Deficit	Equity

Balance, December 31, 2011	147	$-	$142,200	$(485,822)	$(343,622)

Net income for the quarter ended
March 31, 2012	-	-		15,494	15,494

Balance, March 31, 2012	147	-	142,200	(470,328)	$(328,128)

See accompanying notes to financial statements

AmpliTech, Inc.
Statements of Cash Flows
For The Three Months Ended March 31, 2011 and 2012
(Unaudited)

	March 31,	March 31,
	2012	2011
Cash Flows from Operating Activities:

Net Income (Loss)	$15,494	$(10,060)

Adjustments to reconcile net income (loss) to
net cash provided (used) by operating activities:

Depreciation and Amortization	12,975	10,754
Changes in Operating Assets and Liabilities:
Accounts Receivable	41,660	108,984
Inventory	30,717	(9,966)
Tax Credit Receivable	48,254	-
Accounts Payable and
Accrued Expenses	(27,958)	(121,752)
Customer Deposits	(27,594)	21,146
Payroll Taxes Payable	(15,577)	21,145

Total Adjustments	62,477	30,311

Net cash provided by operating activities	77,971	20,251

Cash Flows from Investing Activities:

Purchase of Property and Equipment	-	(2,100)

Net cash (used) by financing activities	-	(2,100)

Cash Flows from Financing Activities:

Advances (Repayments) of Notes Payable, Net	(38,233)	21,374
Repayment of Factor Advances, Net	(92,005)	-
Increase (Decrease) in Loans Payable, Net	20,664	(11,681)
Capital Equipment Lease Payments	(3,949)	(2,727)
Decrease in Due to Officer	(15,938)	(13,208)

Net cash (used) by financing activities	(129,461)	(6,242)

Net increase (decrease) in cash and cash equivalents	(51,490)	11,909

Cash and Cash Equivalents, Beginning of Period	53,963	361

Cash and Cash Equivalents, End of Period	$2,473	$12,270

Supplemental disclosures:

Interest and Taxes paid:

Interest Expense	$17,570	$7,720
Income Taxes	$585	$-

See accompanying notes to financial statements

AmpliTech, Inc.
Notes To Financial Statements
For The Three Months Ended March 31, 2011 and 2012 (Unaudited)

Basis of Presentation

The accompanying unaudited interim financial statements of AmpliTech, Inc. (the “Company”) have been prepared by management in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to rules and regulations of the Securities and Exchange Commission (“SEC”).  Accordingly, they do not include all information and footnotes required by generally accepted accounting principles for annual audited financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included.

The results of operations for the three months ended March 31, 2012 are not necessarily indicative of the results to be expected for the year ending December 31, 2012. The accompanying unaudited interim financial statements should be read in conjunction with the Company’s audited financial statements and notes related thereto for the years ended December 31, 2010 and 2011.

Going Concern Uncertainty

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, which contemplates the Company continuing as a going concern. As of March 31, 2012, the Company had a working capital deficit of $257,321 and an Accumulated Deficit of $470,328. Additionally, there was minimal profit of $15,458 for the year ended December 31, 2011 and $15,494 for the quarter ended March 31, 2012. These factors raise substantial doubt as to the ability of the Company to continue as a going concern. However, the Company plans to improve its financial condition by raising additional working capital from the issuance of Convertible Promissory Notes. Also, the Company plans to pursue new customers and acquisition prospects in order to improve operations. However, there is no assurance that the Company will be successful in accomplishing these objectives. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

Tax Credit Receivable

The Tax Credit Receivable was received in March 2012 in the amount of $43,438, the balance due of $48,254 less other outstanding state taxes in the amount of $4,816.  As per the Master Factoring Agreement, this payment was remitted to the lender to satisfy the balance due related to the Promissory Note dated December 6, 2011.

Notes Payable

In March 2012, The Company entered into a settlement agreement to repay $25,500, including interest of $500, plus $2,981 for legal fees and related expenses, for a note payable to individual that had defaulted in May 2011. The settlement stipulates four consecutive monthly payments of $2,500 beginning in March 2012 with the balance of $18,481 payable in July 2012.

AmpliTech, Inc.
Notes To Financial Statements
For The Three Months Ended March 31, 2011 and 2012 (Unaudited)

The bank Note Payable with a balance of $30,537 at December 31, 2011 was re-negotiated in March 2012. This Note was converted to a twenty four month term loan to be repaid in equal monthly installments of $1,233, plus interest at prime plus 10.5%, and is now included in Loans Payable.

The Company issued six month promissory note for $25,000 on March 13, 2012. The note accrues interest at a rate of 8% per annum and is payable on September 12, 2012. This note was subsequently exchanged and made part of a Convertible Promissory Note for $50,000 dated May 4, 2012 (See below).

Commitments and Contingencies

On March 20, 2012, AmpliTech signed a Letter of Intent to merge with an existing Public Company. The purchase price shall be equal to 94% of the issued and outstanding stock of the Public Company in exchange for 100% of the Company’s shares.

Subsequent Events

Beginning in April 2012, the Company raised $170,000 and converted other debt in the amount of $42,500 by issuing a series of six month Convertible Promissory Notes.  These notes accrue interest at a rate of 8% per annum and are convertible, at the sole discretion of the holder, into shares of common stock representing a 1.25% equity interest in the Company, on a fully diluted basis, for each $25,000 invested.

In April 2012, the Company executed an agreement with a law firm to assist in the preparation and filing of an S-1 registration statement with the Securities and Exchange Commission (“SEC”) for $40,000. Pursuant to the agreement, the Company paid the law firm a retainer of $10,000. An additional $10,000 is due when the registration statement has been filed with the SEC, $10,000 is due when the S-1 becomes effective and the final $10,000 is due when the Company’s stock is listed and trading on the OTC Bulletin Board.

6,418,638 Shares of Common Stock

AmpliTech Group, Inc.

Prospectus

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL ORDINARY SHARES AND IS NOT SOLICITING AN OFFER TO BUY ORDINARY SHARES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until ___________, 2012, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus Is: ________, 2012

PART II – INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance And Distribution

Securities and Exchange Commission Registration Fee	$183.9
Transfer Agent Fees	$0
Accounting fees and expenses	$18,400	*
Legal fees and expense	$30,000	*
Blue Sky fees and expenses	$0
Total	$48,583.9	*

* Estimated. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their ordinary shares, including any brokerage commissions or costs of sale.

Item 14. Indemnification of Directors and Officers

Pursuant to the provisions of the Nevada Revised Statutes 78.7502 to 78.752 (the “NRS”), we must indemnify directors and officers for any expenses, including attorneys’ fees, actually and reasonably incurred by any director or officer in connection with any actions or proceedings, whether civil, criminal, administrative, or investigative, brought against such director or officer because of his or her status as a director or officer, to the extent that the director or officer has been successful on the merits or otherwise in defense of the action or proceeding. The NRS permits a corporation to indemnify a director or officer, even in the absence of an agreement to do so, for expenses actually and reasonably incurred in connection with any action or proceeding (i) if such officer or director (a) acted in good faith and in a manner in which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, (b) is not liable pursuant to Section 78.138 of the NRS (fiduciary duties), and (c) with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, or (ii) with respect to an action by or in the right of the corporation, if such director or officer (a) acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and (b) is not liable pursuant to Section 78.138 of the NRS (fiduciary duties), except that indemnification may not be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines upon application that the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The NRS also prohibits indemnification of a director or officer if a final adjudication establishes that the director’s or officer’s acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and were material to the cause of action. Despite the foregoing limitations on indemnification, the NRS may permit a director or officer to apply to the court for approval of indemnification even if the director or officer is adjudged to have committed intentional misconduct, fraud, or a knowing violation of the law. The NRS further provides that a corporation may purchase and maintain insurance for directors and officers against liabilities incurred while acting in such capacities regardless of whether the corporation has the authority to indemnify such persons under the NRS. Any discretionary indemnification under the NRS must be authorized upon a determination that such indemnification is proper: (i) by the stockholders, (ii) by a majority of a quorum of disinterested directors, or (iii) by independent legal counsel in a written opinion authorized by a majority vote of a quorum of directors consisting of disinterested directors or by independent legal counsel in a written opinion if a quorum of disinterested directors cannot be obtained.

Our Articles of Incorporation and By-laws provide are silent with respect to indemnification.

Item 15. Recent Sales of Unregistered Securities

The following sets for the issuance of unregistered securities by the registrant for the past three years.

On August 13, 2012, we issued a total of 16,675,000 shares of common stock to the former shareholders of AmpliTech, Inc., in exchange for 170.14 shares of AmpliTech, Inc., representing all the issued and outstanding capital stock of AmpliTech, Inc.. The number of our shares issued to AmpliTech’s former shareholders was determined based on an arms-length negotiation. The issuance of the above shares to these shareholders was made in reliance on the exemption provided by Section 4(2) of the Securities Act and Regulation S promulgated thereunder. The facts relied upon to make the exemption available are described

On July 20, 2012, in a private placement, we sold to a group of investors an aggregate 21,990 shares of common stock for $5,498. The foregoing securities were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

In instances described above where we issued securities in reliance upon Regulation D, we relied upon Rule 506 of Regulation D of the Securities Act. These shareholders who received the securities in such instances made representations that (a) the shareholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the shareholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the shareholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the shareholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the shareholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Management made the determination that the investors in instances where we relied on Regulation D are accredited investors (as defined in Regulation D) based upon management’s inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

In instances described above where we indicate that we relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

Item 16. Exhibits and Financial Statement Schedules

Exhibit No.	Description
2.1	Share Exchange Agreement, dated August 13, 2012, by and among AmpliTech Group, Inc., AmpliTech, Inc., and AmpliTech Shareholders.
3.1	Articles of Incorporation, incorporated herein by reference to Exhibit 3.1 the Company’s Registration Statement on Form 10 filed on April 19, 2011, as subsequently amended.
3.2	Certificate of Amendment to Articles of Incorporation dated July 31, 2012.
3.3	Amended and Restated Articles of Incorporation (to be filed by amendment to the registration statement on Form S-1).
3.4	By-laws, incorporated herein by reference to Exhibit 3.2 the Company’s Registration Statement on Form 10 filed on April 19, 2011, as subsequently amended.
4.1	Form of Convertible Note (to be filed by amendment to the registration statement on Form S-1)
5.1	Legal Opinion of Anslow & Jaclin, LLP
21.1	List of Subsidiaries
23.1	Consent of Sam Kan & Company
23.2	Consent of Anslow & Jaclin, LLP (contained in Exhibit 5.1)
101. INS*	XBRL Instance Document. (to be filed by amendment to the registration statement on Form S-1)
101. SCH*	XBRL Taxonomy Extension Schema Document (to be filed by amendment to the registration statement on Form S-1)
101. CAL*	XBRL Taxonomy Extension Calculation Linkbase Document (to be filed by amendment to the registration statement on Form S-1)
101. LAB*	XBRL Taxonomy Extension Label Linkbase Document (to be filed by amendment to the registration statement on Form S-1)
101. PRE*	XBRL Taxonomy Extension Presentation Linkbase Document (to be filed by amendment to the registration statement on Form S-1)
101. DEF*	XBRL Taxonomy Extension Definition Linkbase Document (to be filed by amendment to the registration statement on Form S-1)
___________
 *Furnished and not filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise not subject to liability under these sections.

Item 17. Undertakings

Undertaking Required by Item 512 of Regulation S-K.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which it offers or sells securities are being made, a post-effective amendment to this Registration Statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) For determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, AmpliTech Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Bohemia, New York on this 13th day of August, 2012.

AmpliTech Group, Inc.

By:	/s/ Fawad Maqbool
Fawad Maqbool
President and Chief Executive Officer

In accordance with the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name	Title	Date

/s/ Fawad Maqbool	President, Chief Executive Officer and	August 13, 2012
Fawad Maqbool	Chairman of the Board of Directors

/s/ Louisa Sanfratello	Chief Financial Officer and	August 13, 2012
Louisa Sanfratello, CPA	Principal Accounting Officer